Exhibit 99.1

Item 8.  Financial Statements and Supplementary Data.

Report of Independent Registered Accounting Firm

To the Shareholders and Board of Directors of Deluxe Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Deluxe Corporation and its subsidiaries at December 31, 2010 and December 31, 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the Management’s Report on Internal Control over Financial Reporting appearing under Item 9A of the Company’s 2010 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
February 22, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the supplemental guarantor financial statement information in Note 18, as to which the date is November 22, 2011

DELUXE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share par value)

	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$17,383	$12,789
Trade accounts receivable-net of allowances for uncollectible accounts	66,471	65,564
Inventories and supplies	21,660	22,122
Deferred income taxes	9,390	10,841
Funds held for customers	35,720	26,901
Other current assets	20,613	21,282
Total current assets	171,237	159,499
Long-Term Investments (including $2,283 and $2,231, respectively, of investments at fair value)	37,410	39,200
Property, Plant, and Equipment-net of accumulated depreciation	120,221	121,797
Assets Held for Sale	4,527	4,527
Intangibles-net of accumulated amortization	155,112	145,910
Goodwill	725,937	658,666
Other Non-Current Assets	94,247	81,611
Total assets	$1,308,691	$1,211,210

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$60,478	$60,640
Accrued liabilities	144,034	156,408
Short-term debt	7,000	26,000
Total current liabilities	211,512	243,048
Long-Term Debt	748,122	742,753
Deferred Income Taxes	46,752	24,800
Other Non-Current Liabilities	76,107	83,399
Commitments and Contingencies (Notes 9, 13, 14 and 17)
Shareholders’ Equity:
Common shares $1 par value (authorized: 500,000 shares; outstanding: 2010 – 51,338; 2009 – 51,189)	51,338	51,189
Additional paid-in capital	62,915	58,071
Retained earnings	161,957	60,768
Accumulated other comprehensive loss	(50,012)	(52,818)
Total shareholders’ equity	226,198	117,210
Total liabilities and shareholders’ equity	$1,308,691	$1,211,210

See Notes to Consolidated Financial Statements

DELUXE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Year Ended December 31,
	2010	2009	2008
Revenue	$1,402,237	$1,344,195	$1,468,662
Net restructuring charges	2,356	4,558	14,867
Other cost of goods sold	486,063	500,224	551,646
Total cost of goods sold	488,419	504,782	566,513
Gross Profit	913,818	839,413	902,149

Selling, general and administrative expense	624,303	616,496	670,991
Net restructuring charges	7,971	7,428	13,400
Asset impairment charges	—	24,900	9,942
Net gain on sale of facility	—	—	(1,418)
Operating Income	281,544	190,589	209,234

Gain on early debt extinguishment	—	9,834	—
Interest expense	(44,165)	(46,280)	(50,421)
Other (expense) income	(1,430)	878	1,363
Income Before Income Taxes	235,949	155,021	160,176

Income tax provision	82,554	55,656	54,304
Income From Continuing Operations	153,395	99,365	105,872

Net Loss From Discontinued Operations	(771)	—	(4,238)
Net Income	$152,624	$99,365	$101,634

Basic Earnings (Loss) Per Share:
Income from continuing operations	$2.98	$1.94	$2.06
Net loss from discontinued operations	(0.02)	—	(0.08)
Basic earnings per share	2.97	1.94	1.97

Diluted Earnings (Loss) Per Share:
Income from continuing operations	$2.97	$1.94	$2.05
Net loss from discontinued operations	(0.01)	—	(0.08)
Diluted earnings per share	2.96	1.94	1.97

Cash Dividends Per Share	$1.00	$1.00	$1.00

See Notes to Consolidated Financial Statements

DELUXE CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	Year Ended December 31,
	2010	2009	2008
Net Income	$152,624	$99,365	$101,634

Other Comprehensive Income:
Reclassification of loss on derivative instruments from other comprehensive income to net income, net of tax	1,319	1,657	1,383

Pension and postretirement benefit plans, net of tax:
Net actuarial (loss) gain arising during the period	(1,376)	2,190	(25,540)
Reclassification of amounts from other comprehensive income to net income:
Amortization of prior service credit	(2,327)	(2,368)	(2,447)
Amortization of net actuarial loss	3,361	5,989	5,943

Unrealized holding gains on securities arising during the year, net of tax	13	—	—

Unrealized foreign currency translation adjustment	1,816	4,668	(5,247)
Other Comprehensive Income (Loss)	2,806	12,136	(25,908)
Comprehensive Income	$155,430	$111,501	$75,726

Related Tax (Expense) Benefit of Other Comprehensive Income Included in Above Amounts:
Reclassification of loss on derivative instruments from other comprehensive income to net income	$(770)	$(967)	$(837)

Pension and postretirement benefit plans:
Net actuarial (loss) gain arising during the period	837	(1,348)	15,757
Reclassification of amounts from other comprehensive income to net income:
Amortization of prior service credit	1,416	1,447	1,512
Amortization of net actuarial loss	(2,045)	(3,584)	(3,666)

Unrealized holding gains on securities arising during the year	(6)	—	—

See Notes to Consolidated Financial Statements

DELUXE CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands)

	Common shares par value(1)	Additional paid-in capital	Retained earnings (accumulated deficit)	Accumulated other comprehensive loss	Total
Balance at December 31, 2007	$51,887	$65,796	$(37,530)	$(39,046)	$41,107
Net income	—	—	101,634	—	101,634
Cash dividends	—	—	(51,422)	—	(51,422)
Common shares issued	380	2,542	—	—	2,922
Tax impact of share-based awards	—	(2,468)	—	—	(2,468)
Common shares repurchased	(1,054)	(20,793)	—	—	(21,847)
Other common shares retired	(82)	(1,639)	—	—	(1,721)
Fair value of share-based compensation	—	10,769	—	—	10,769
Amounts related to postretirement benefit plans, net of tax (Note 12)	—	—	—	(22,044)	(22,044)
Amortization of loss on derivatives, net of tax	—	—	—	1,383	1,383
Currency translation adjustment	—	—	—	(5,247)	(5,247)
Balance at December 31, 2008	51,131	54,207	12,682	(64,954)	53,066
Net income	—	—	99,365	—	99,365
Cash dividends	—	—	(51,279)	—	(51,279)
Common shares issued	237	1,735	—	—	1,972
Tax impact of share-based awards	—	(2,591)	—	—	(2,591)
Common shares repurchased	(120)	(1,199)	—	—	(1,319)
Other common shares retired	(59)	(608)	—	—	(667)
Fair value of share-based compensation	—	6,527	—	—	6,527
Amounts related to postretirement benefit plans, net of tax (Note 12)	—	—	—	5,811	5,811
Amortization of loss on derivatives, net of tax	—	—	—	1,657	1,657
Currency translation adjustment	—	—	—	4,668	4,668
Balance at December 31, 2009	51,189	58,071	60,768	(52,818)	117,210
Net income	—	—	152,624	—	152,624
Cash dividends	—	—	(51,435)	—	(51,435)
Common shares issued	408	4,189	—	—	4,597
Tax impact of share-based awards	—	(677)	—	—	(677)
Common shares repurchased	(167)	(2,832)	—	—	(2,999)
Other common shares retired	(94)	(1,716)	—	—	(1,810)
Fair value of share-based compensation	2	5,880	—	—	5,882
Amounts related to postretirement benefit plans, net of tax (Note 12)	—	—	—	(342)	(342)
Amortization of loss on derivatives, net of tax	—	—	—	1,319	1,319
Net unrealized gain on marketable securities, net of tax	—	—	—	13	13
Currency translation adjustment	—	—	—	1,816	1,816
Balance at December 31, 2010	$51,338	$62,915	$161,957	$(50,012)	$226,198

(1) As the par value of our common shares is $1.00 per share, the number of shares associated with the transactions presented here is equivalent to the related par value.  See Note 15 for share information.

See Notes to Consolidated Financial Statements

DELUXE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

		Year Ended December 31,
		2010	2009	2008
Cash Flows From Operating Activities:
Net income		$152,624	$99,365	$101,634
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Net loss from discontinued operations		771	—	4,238
Depreciation		20,946	22,463	21,881
Amortization of intangibles		52,969	45,302	42,079
Asset impairment charges		—	24,900	9,942
Amortization of contract acquisition costs		19,745	24,550	26,618
Deferred income taxes		20,362	12,039	(790)
Employee share-based compensation expense		6,150	6,663	9,683
Gain on early debt extinguishment		—	(9,834)	—
Other non-cash items, net		12,802	15,111	21,912
Changes in assets and liabilities, net of effects of acquisitions and discontinued operations:
Trade accounts receivable		(3,962)	(1,481)	10,578
Inventories and supplies		(470)	2,793	321
Other current assets		1,864	(2,109)	(1,807)
Non-current assets		928	5,403	5,404
Accounts payable		(5,193)	1,868	(9,768)
Contract acquisition payments		(22,087)	(29,250)	(9,008)
Other accrued and non-current liabilities		(44,834)	(11,345)	(34,430)
Net cash provided by operating activities of continuing operations		212,615	206,438	198,487

Cash Flows From Investing Activities:
Purchases of capital assets		(43,932)	(44,266)	(31,865)
Payments for acquisitions, net of cash acquired		(98,621)	(30,825)	(104,879)
Purchases of customer lists		(265)	(1,639)	(3,637)
Purchases of marketable securities		(14)	(4,581)	—
Proceeds from sales of marketable securities		1,970	914	—
Proceeds from life insurance policies		6,143	—	—
Proceeds from sale of facility		—	—	4,181
Other		(1,451)	(1,391)	427
Net cash used by investing activities of continuing operations		(136,170)	(81,788)	(135,773)

Cash Flows From Financing Activities:
Net (payments) proceeds from short-term debt		(19,000)	(52,000)	10,800
Payments on long-term debt		—	(22,627)	(1,755)
Payments for debt issue costs, credit facility		(2,361)	—	—
Change in book overdrafts		(693)	(3,360)	(6,370)
Proceeds from issuing shares under employee plans		3,267	1,972	2,801
Excess tax benefit from share-based employee awards		680	68	112
Payments for common shares repurchased		(2,999)	(1,319)	(21,847)
Cash dividends paid to shareholders		(51,435)	(51,279)	(51,422)
Net cash used by financing activities of continuing operations		(72,541)	(128,545)	(67,681)

Effect Of Exchange Rate Change On Cash		690	1,594	(2,053)
Cash (Used) Provided By Operating Activities Of Discontinued Operations		—	(470)	995
Cash Used By Investing Activities Of Discontinued Operations		—	(30)	—

Net Change In Cash And Cash Equivalents		4,594	(2,801)	(6,025)
Cash And Cash Equivalents:	Beginning Of Year	12,789	15,590	21,615
	End Of Year	$17,383	$12,789	$15,590

See Notes to Consolidated Financial Statements

DELUXE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Significant accounting policies

Consolidation – The consolidated financial statements include the accounts of Deluxe Corporation and its wholly-owned subsidiaries. All intercompany accounts, transactions and profits have been eliminated.

Use of estimates – We have prepared the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. In this process, it is necessary for us to make certain assumptions and estimates affecting the amounts reported in the consolidated financial statements and related notes. These estimates and assumptions are developed based upon all available information. However, actual results can differ from assumed and estimated amounts.

Foreign currency translation – The financial statements of our foreign subsidiaries are measured in the respective subsidiaries’ functional currencies, primarily Canadian dollars, and are translated into U.S. dollars. Assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Revenue and expenses are translated at the average exchange rates during the year. The resulting translation gains and losses are reflected in accumulated other comprehensive loss in the shareholders’ equity section of our consolidated balance sheets. Foreign currency transaction gains and losses are recorded in other (expense) income in our consolidated statements of income.

Cash and cash equivalents – We consider all cash on hand and other highly liquid investments with original maturities of three months or less to be cash and cash equivalents. As a result of our cash management system, checks issued by us but not presented to the banks for payment may create negative book cash balances. These book overdrafts are included in accounts payable and totaled $3.0 million as of December 31, 2010 and $3.7 million as of December 31, 2009.

Marketable securities – Marketable securities consist of investments in mutual funds. They are classified as available for sale and are carried at fair value on the consolidated balance sheets. Because of the short term nature of the underlying investments, the cost of these securities approximates their fair value. The cost of securities sold is determined using the average cost method.

Trade accounts receivable – Trade accounts receivable are initially recorded at fair value upon the sale of goods or services to customers. They are stated net of allowances for uncollectible accounts, which represent estimated losses resulting from the inability of customers to make the required payments. When determining the allowances for uncollectible accounts, we take several factors into consideration including the overall composition of accounts receivable aging, our prior history of accounts receivable write-offs, the type of customer and our day-to-day knowledge of specific customers. Changes in the allowances for uncollectible accounts are included in selling, general and administrative (SG&A) expense in our consolidated statements of income. The point at which uncollected accounts are written off varies by type of customer, but generally does not exceed one year from the due date of the receivable.

Inventories and supplies – Inventories and supplies are stated at the lower of average cost or market. Average cost approximates cost calculated on a first-in, first-out basis. Supplies consist of items not used directly in the production of goods, such as maintenance and janitorial supplies utilized in the production area.

Funds held for customers – Our Canadian payroll services business collects funds from clients to pay their payroll and related taxes. We hold these funds temporarily until payments are remitted to the clients’ employees and the appropriate taxing authorities. These funds, consisting of cash and mutual fund investments, are reported as funds held for customers in our consolidated balance sheets. The corresponding liability for these obligations is included in accrued liabilities in our consolidated balance sheets. The mutual fund investments are carried at fair value, with unrealized gains and losses included in other comprehensive loss in our consolidated balance sheet. Realized gains and losses are included in revenue in our consolidated statements of income and were not significant for 2010 or 2009. Funds held for customers did not include mutual fund investments during 2008.

Long-term investments – Long-term investments consist primarily of cash surrender values of life insurance contracts. Additionally, long-term investments include an investment in domestic mutual funds with a fair value of $2.3 million as of December 31, 2010 and $2.2 million as of December 31, 2009. We have elected to account for this investment under the fair value option for financial assets and financial liabilities. The fair value option provides companies an irrevocable option to measure many financial assets and liabilities at fair value with changes in fair value recognized in earnings. Realized and unrealized gains and losses, as well as dividends earned by the investment, are included in SG&A expense in the consolidated statements of income. This investment corresponds to a liability under an officers’ deferred compensation plan which is not available to new participants and is fully funded by the investment in mutual funds. The liability under the plan equals the fair value of the investment in mutual funds. Thus, as the value of the investment changes, the value of the liability changes accordingly. As changes in the liability are reflected within SG&A expense in the consolidated statements of income, the fair value option of accounting for the investment in mutual funds allows us to net changes in the investment and the related liability in the statements of income. The cost of securities sold is determined using the average cost method.
Property, plant and equipment – Property, plant and equipment, including leasehold and other improvements that extend an asset’s useful life or productive capabilities, are stated at historical cost. Buildings have been assigned 40-year lives and machinery and equipment are generally assigned lives ranging from one to 11 years, with a weighted-average life of 7.9 years as of December 31, 2010. Buildings, machinery and equipment are generally depreciated using accelerated methods. Leasehold and building improvements are depreciated on the straight-line basis over the estimated useful life of the property or the life of the lease, whichever is shorter. Maintenance and repairs are expensed as incurred. Gains or losses resulting from the disposition of property, plant and equipment are included in SG&A expense in the consolidated statements of income, with the exception of building sales. Such gains and losses are reported separately in the consolidated statements of income.

Intangibles – Intangible assets are stated at historical cost. Amortization expense is generally determined on the straight-line basis over periods ranging from one to 20 years, with a weighted-average life of 6.2 years as of December 31, 2010. Customer lists and distributor contracts are amortized using accelerated methods. Each reporting period, we evaluate the remaining useful lives of our amortizable intangibles to determine whether events and circumstances warrant a revision to the remaining period of amortization. If our estimate of an asset’s remaining useful life is revised, the remaining carrying amount of the asset is amortized prospectively over the revised remaining useful life. As of December 31, 2010, one of our trade name assets was assigned an indefinite life. As such, this asset is not amortized, but is subject to impairment testing on at least an annual basis. Gains or losses resulting from the disposition of intangibles are included in SG&A expense in the consolidated statements of income.

We capitalize costs of software developed or obtained for internal use, including website development costs, once the preliminary project stage has been completed, management commits to funding the project and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized costs include only (1) external direct costs of materials and services consumed in developing or obtaining internal-use software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project, and (3) interest costs incurred, when significant, while developing internal-use software. Costs incurred in populating websites with information about the company or products are expensed as incurred. Capitalization of costs ceases when the project is substantially complete and ready for its intended use. The carrying value of internal-use software is reviewed in accordance with our policy on impairment of long-lived assets and amortizable intangibles.

Impairment of long-lived assets and amortizable intangibles – We evaluate the recoverability of property, plant, equipment and amortizable intangibles not held for sale whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to, (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used or in its physical condition, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of an asset. We measure the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. If the sum of the expected future net cash flows is less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds the fair value of the asset. As quoted market prices are not available for the majority of our assets, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows.

We evaluate the recoverability of property, plant, equipment and intangibles held for sale by comparing the asset’s carrying amount with its fair value less costs to sell. Should the fair value less costs to sell be less than the carrying value of the long-lived asset, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds the fair value of the asset less costs to sell.

The evaluation of asset impairment requires us to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts.

Impairment of non-amortizable intangibles and goodwill – We evaluate the carrying value of non-amortizable intangibles and goodwill on July 31st of each year and between annual evaluations if events occur or circumstances change that would indicate a possible impairment. Such circumstances could include, but are not limited to, (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, (3) an adverse action or assessment by a regulator, or (4) an adverse change in market conditions which are indicative of a decline in the fair value of the assets.

When evaluating whether our indefinite-lived trade name is impaired, we compare the carrying amount of the asset to its estimated fair value. The estimate of fair value is based on a relief from royalty method which calculates the cost savings associated with owning rather than licensing the trade name. An assumed royalty rate is applied to forecasted revenue and the resulting cash flows are discounted. Should the estimated fair value be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss is calculated as the amount by which the carrying value of the asset exceeds the fair value of the asset. The impairment analyses completed during 2009 and 2008 indicated impairment of trade names in our Small Business Services segment. See Note 7 for further information regarding these impairment charges and Note 17 for related information regarding market risks. The impairment analysis completed during 2010 indicated no impairment of our indefinite-lived trade name. In addition to the required impairment analyses, we regularly evaluate the remaining useful life of our indefinite-lived asset to determine whether events and circumstances continue to support an indefinite useful life. If we were to determine that the asset has a finite useful life, we would test the asset for impairment and then amortize the asset’s remaining carrying value over its estimated remaining useful life.

A two-step approach is used in evaluating goodwill for impairment. First, we compare the fair value of the reporting unit to which the goodwill is assigned to the carrying amount of its net assets. In calculating fair value, we use the income approach. The income approach is a valuation technique under which we estimate future cash flows using the reporting unit’s financial forecast from the perspective of an unrelated market participant. Using historical trending and internal forecasting techniques, we project revenue for the next five years. We apply our fixed and variable cost experience rates to the projected revenue to arrive at the future cash flows. A terminal value is then applied to the projected cash flow stream. Future estimated cash flows are discounted to their present value to calculate fair value. The discount rate used is the value-weighted average of our estimated cost of capital derived using both known and estimated customary market metrics. In determining the fair value of our reporting units we are required to estimate a number of factors, including projected future operating results, terminal growth rates, economic conditions, anticipated future cash flows, the discount rate and the allocation of shared or corporate items. For reasonableness, the summation of our reporting units’ fair values is compared to our consolidated fair value as indicated by our market capitalization plus an appropriate control premium. If the carrying amount of a reporting unit’s net assets exceeds its estimated fair value, the second step of the goodwill impairment analysis requires us to measure the amount of the impairment loss. An impairment loss is calculated by comparing the implied fair value of the goodwill to its carrying amount. In calculating the implied fair value of the goodwill, we measure the fair value of the reporting unit’s assets and liabilities, excluding goodwill. The excess of the fair value of the reporting unit over the amount assigned to its assets and liabilities, excluding goodwill, is the implied fair value of the reporting unit’s goodwill. We recorded a goodwill impairment charge during the first quarter of 2009. See Note 7 for further information. The impairment analyses completed during 2010 and 2008 indicated no goodwill impairment. See Note 17 for related information regarding market risks.

Contract acquisition costs – We record contract acquisition costs when we sign or renew certain contracts with our financial institution clients. These costs, which are essentially pre-paid product discounts, consist of cash payments or accruals related to amounts owed to financial institution clients by our Financial Services segment. Contract acquisition costs are generally amortized as reductions of revenue on the straight-line basis over the related contract term. Currently, these amounts are being amortized over periods ranging from one to 10 years, with a weighted-average life of 6.3 years as of December 31, 2010. Whenever events or changes occur that impact the related contract, including significant declines in the anticipated profitability, we evaluate the carrying value of the contract acquisition costs to determine if impairment has occurred. Should a financial institution cancel a contract prior to the agreement's termination date, or should the volume of orders realized through a financial institution fall below contractually-specified minimums, we generally have a contractual right to a refund of the remaining unamortized contract acquisition costs. These costs are included in other non-current assets in the consolidated balance sheets. See Note 17 for related information regarding market risks.

Advertising costs – Deferred advertising costs include materials, printing, labor and postage costs related to direct response advertising programs of our Direct Checks and Small Business Services segments. These costs are amortized as SG&A expense over periods (not exceeding 18 months) that correspond to the estimated revenue streams of the individual advertisements. The actual revenue streams are analyzed at least annually to monitor the propriety of the amortization periods. Judgment is required in estimating the future revenue streams, especially with regard to check re-orders which can span an extended period of time. Significant changes in the actual revenue streams would require the amortization periods to be modified, thus impacting our results of operations during the period in which the change occurred and in subsequent periods. Within our Direct Checks segment, approximately 84% of the costs of individual advertisements is expensed within six months of the advertisement. The majority of the deferred advertising costs of our Small Business Services segment are fully amortized within six months of the advertisement. Deferred advertising costs are included in other non-current assets in the consolidated balance sheets, as portions are amortized over periods in excess of one year.
Non-direct response advertising projects are expensed the first time the advertising takes place. Catalogs provided to financial institution clients of our Financial Services segment are accounted for as prepaid assets until they are shipped to financial institutions. The total amount of advertising expense for continuing operations was $93.5 million in 2010, $83.1 million in 2009 and $110.5 million in 2008.

Restructuring charges – Over the past several years, we have recorded restructuring accruals as a result of facility closings and other cost management efforts. These accruals primarily consist of employee termination benefits payable under our ongoing severance benefit plan. We record accruals for employee termination benefits when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. As such, judgment is involved in determining when it is appropriate to record restructuring accruals. Additionally, we are required to make estimates and assumptions in calculating the restructuring accruals, as on some occasions employees choose to voluntarily leave the company prior to their termination date or they secure another position within the company. In these situations, the employees do not receive termination benefits. To the extent our assumptions and estimates differ from our actual costs, subsequent adjustments to restructuring accruals have been and will be required. Restructuring accruals are included in accrued liabilities and other non-current liabilities in our consolidated balance sheets. In addition to severance benefits, we also typically incur other costs related to restructuring activities including, but not limited to, employee and equipment moves, training and travel. These costs are expensed as incurred.

Litigation – We are party to legal actions and claims arising in the ordinary course of business. We record accruals for legal matters when the expected outcome of these matters is either known or considered probable and can be reasonably estimated. Our accruals do not include related legal and other costs expected to be incurred in defense of legal actions. Based upon information presently available, we believe that it is unlikely that any identified matters, either individually or in the aggregate, will have a material adverse effect on our annual results of operations, financial position or liquidity.

Income taxes – Deferred income taxes result from temporary differences between the financial reporting basis of assets and liabilities and their respective tax reporting bases. Current deferred tax assets and liabilities are netted in the consolidated balance sheets, as are long-term deferred tax assets and liabilities. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not.

We are subject to tax audits in numerous domestic and foreign tax jurisdictions. Tax audits are often complex and can require several years to complete. In the normal course of business, we are subject to challenges from the Internal Revenue Service and other tax authorities regarding the amount of taxes due. These challenges may alter the timing or amount of taxable income or deductions, or the allocation of income among tax jurisdictions. We recognize the benefits of tax return positions in the financial statements when they are “more-likely-than-not” to be sustained by the taxing authorities based solely on the technical merits of the position. If the recognition threshold is met, the tax benefit is measured and recognized as the largest amount of tax benefit that, in our judgment, is greater than 50% likely to be realized. Accrued interest and penalties related to uncertain tax positions is included in our provision for income taxes in the consolidated statements of income.

Derivative financial instruments – Information regarding our derivative financial instruments is included in Note 6. We do not use derivative financial instruments for speculative or trading purposes. All derivative transactions must be linked to an existing balance sheet item or firm commitment, and the notional amount cannot exceed the value of the exposure being hedged.

We recognize all derivative financial instruments in the consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument. Changes in the fair value of derivative financial instruments are recognized periodically either in income or in shareholders’ equity as a component of accumulated other comprehensive loss, depending on whether the derivative financial instrument qualifies for hedge accounting, and if so, whether it qualifies as a fair value hedge or a cash flow hedge and whether the hedge is effective. Generally, changes in fair values of derivatives accounted for as fair value hedges are recorded in income along with the portion of the change in the fair value of the hedged items that relate to the hedged risk. Changes in fair values of derivatives accounted for as cash flow hedges, to the extent they are effective as hedges, are recorded in accumulated other comprehensive loss, net of tax. We present amounts used to settle cash flow hedges as financing activities in our consolidated statements of cash flows. Changes in fair values of derivatives not qualifying as hedges and the ineffective portion of hedges are reported in income.

Revenue recognition – We recognize revenue when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable, and (4) collectibility is reasonably assured. The majority of our revenues are generated from the sale of products for which revenue is recognized upon shipment or customer receipt, based upon the transfer of title. Our services, which account for the remainder of our revenue, consist primarily of web hosting and applications services, fraud prevention and payroll services. We recognize these service revenues as the services are provided. In some situations, our web hosting and applications services are billed on a quarterly, semi-annual or annual basis. When a customer pays in advance for services, we defer the revenue and recognize it as the services are performed. Up-front set-up fees related to our web hosting and applications services are deferred and recognized as revenue on the straight-line basis over the term of the customer relationship. Deferred revenue is included in accrued liabilities in our consolidated balance sheets.
Revenue includes amounts billed to customers for shipping and handling and pass-through costs, such as marketing materials for which our financial institution clients reimburse us. Costs incurred for shipping and handling and pass-through costs are reflected in cost of goods sold. For sales with a right of return, we record a reserve for estimated sales returns based on significant historical experience.

At times, a financial institution client may terminate its contract with us prior to the end of the contract term. In many of these cases, the financial institution is contractually required to remit a contract termination payment. Such payments are recorded as revenue when the termination agreement is executed, provided that we have no further service or contractual obligations, and collection of the funds is assured. If we have a continuing service obligation following the execution of a contract termination agreement, we record the related revenue over the remaining service period.

Revenue is presented in the consolidated statements of income net of rebates, discounts, amortization of contract acquisition costs and sales tax. We enter into contractual agreements with financial institution clients for rebates on certain products we sell. We record these amounts as reductions of revenue in the consolidated statements of income and as accrued liabilities in the consolidated balance sheets when the related revenue is recorded. At times we may also sell products at discounted prices or provide free products to customers when they purchase a specified product. Discounts are recorded as reductions of revenue when the related revenue is recorded. The cost of free products is recorded as cost of goods sold when the revenue for the related order is recorded. Reported revenue for our Financial Services segment does not reflect the full retail price paid by end-consumers to their financial institutions. Revenue reflects the amounts paid to us by our financial institution clients.

Employee share-based compensation – Our share-based compensation consists of non-qualified stock options, restricted stock units, restricted stock and an employee stock purchase plan. The fair value of stock options is measured on the grant date using the Black-Scholes option pricing model. The related compensation expense is recognized on the straight-line basis, net of estimated forfeitures, over the option’s vesting period. The fair value of restricted stock and a portion of our restricted stock unit awards is measured on the grant date based on the market value of our common stock. The related compensation expense, net of estimated forfeitures, is recognized over the applicable service period. Certain of our restricted stock unit awards may be settled in cash if an employee voluntarily chooses to leave the company. These awards are included in accrued liabilities in the consolidated balance sheets and are re-measured at fair value as of each balance sheet date. Compensation expense resulting from the 15% discount provided under our employee stock purchase plan is recognized over the six-month purchase period.

Earnings per share – Basic earnings per share is based on the weighted-average number of common shares outstanding during the year. Diluted earnings per share is based on the weighted-average number of common shares outstanding during the year, adjusted to give effect to potential common shares such as stock options and shares to be issued under our employee stock purchase plan. When determining the denominator for the diluted earnings per share calculation under the treasury stock method, we exclude from assumed proceeds the impact of pro forma deferred tax assets. We calculate earnings per share using the two-class method as we have unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalent payments. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared and participation rights in undistributed earnings.

Comprehensive income – Comprehensive income includes charges and credits to shareholders’ equity that are not the result of transactions with shareholders. Our total comprehensive income consists of net income, gains and losses on derivative instruments, changes in the funded status and amortization of amounts related to our pension and postretirement benefit plans, unrealized gains and losses on available-for-sale marketable securities, and foreign currency translation adjustments. The items of comprehensive income, with the exception of net income, are included in accumulated other comprehensive loss in our consolidated balance sheets and statements of shareholders’ equity.

Recently adopted accounting pronouncements – In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This guidance requires new disclosures and clarifies some existing disclosure requirements regarding fair value measurements. The disclosures required under this guidance are included in Note 7, with the exception of disclosures about purchases, sales, issuances and settlements in the rollforward of activity in Level 3 fair value measurements. Those disclosures, if applicable to us, will be effective for our quarterly report on Form 10-Q for the quarter ending March 31, 2011.
In February 2010, the FASB issued Accounting Standards Update No. 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements. This guidance removes the requirement to disclose the date through which subsequent events have been evaluated in both issued and revised financial statements for companies that file financial statements with the Securities and Exchange Commission (SEC). This new guidance was effective immediately. We evaluate subsequent events through the date our financial statements are filed with the SEC.

Note 2: Supplementary balance sheet and cash flow information

Trade accounts receivable – Net trade accounts receivable was comprised of the following at December 31:

(in thousands)	2010	2009
Trade accounts receivable	$70,601	$70,555
Allowances for uncollectible accounts	(4,130)	(4,991)
Trade accounts receivable – net	$66,471	$65,564

Changes in the allowances for uncollectible accounts were as follows:

(in thousands)	2010	2009	2008
Balance, beginning of year	$4,991	$5,930	$6,877
Bad debt expense	4,686	5,842	7,756
Write-offs, net of recoveries	(5,547)	(6,781)	(8,703)
Balance, end of year	$4,130	$4,991	$5,930

Inventories and supplies – Inventories and supplies were comprised of the following at December 31:

(in thousands)	2010	2009
Raw materials	$4,879	$4,048
Semi-finished goods	8,393	8,750
Finished goods	5,083	5,602
Total inventories	18,355	18,400
Supplies, primarily production	3,305	3,722
Inventories and supplies	$21,660	$22,122

Marketable securities – Available-for-sale marketable securities included within funds held for customers and other current assets were comprised of the following:

	December 31, 2010
(in thousands)	Cost	Gross unrealized gains	Gross unrealized losses	Fair value
Corporate investments:
Money market securities	$2,029	$—	$—	$2,029
Funds held for customers:(1)
Money market securities	5,078	—	—	5,078
Canadian and provincial government securities	5,148	23	—	5,171
Marketable securities – funds held for customers	10,226	23	—	10,249
Total marketable securities	$12,255	$23	$—	$12,278

(1) Funds held for customers, as reported on the consolidated balance sheet as of December 31, 2010, also included cash and cash equivalents of $25,471.

	December 31, 2009
(in thousands)	Cost	Gross unrealized gains	Gross unrealized losses	Fair value
Corporate investments:
Money market securities	$3,667	$—	$—	$3,667
Funds held for customers:(1)
Money market securities	9,522	—	—	9,522
Total marketable securities	$13,189	$—	$—	$13,189

(1) Funds held for customers, as reported on the consolidated balance sheet as of December 31, 2009, also included cash and cash equivalents of $17,379.

Proceeds from sales of available for sale marketable securities were $2.0 million in 2010 and $0.9 million in 2009. We did not hold marketable securities during 2008. For the investments in money market securities, cost equals fair value due to the short-term duration of the underlying instruments. As such, no realized gains or losses were recognized on sales of these securities. Realized gains and losses on the Canadian and provincial government securities were not significant during 2010. Unrealized gains and losses on these securities are reflected within other comprehensive loss on the consolidated balance sheet as of December 31, 2010.

Expected maturities of available-for-sale securities as of December 31, 2010 were as follows:

(in thousands)	Fair value
Due in one year or less	$7,225
Due in one to three years	727
Due in three to five years	1,260
Due after five years	3,066
Total marketable securities	$12,278

Further information regarding the fair value of marketable securities can be found in Note 7: Fair value measurements.

Property, plant and equipment – Property, plant and equipment was comprised of the following at December 31:

(in thousands)	2010	2009
Land and land improvements	$33,981	$33,917
Buildings and building improvements	120,672	120,222
Machinery and equipment	303,987	303,073
Total	458,640	457,212
Accumulated depreciation	(338,419)	(335,415)
Property, plant and equipment – net	$120,221	$121,797

Intangibles – Intangibles were comprised of the following at December 31:

	2010			2009
(in thousands)	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
Indefinite-lived:
Trade name	$19,100	$—	$19,100	$19,100	$—	$19,100
Amortizable intangibles:
Internal-use software	378,269	(314,267)	64,002	341,822	(285,181)	56,641
Customer lists/ relationships	72,292	(43,660)	28,632	55,745	(25,777)	29,968
Distributor contracts	30,900	(26,396)	4,504	30,900	(24,594)	6,306
Trade names	59,361	(22,009)	37,352	51,861	(20,375)	31,486
Other	8,602	(7,080)	1,522	8,683	(6,274)	2,409
Amortizable intangibles	549,424	(413,412)	136,012	489,011	(362,201)	126,810
Intangibles	$568,524	$(413,412)	$155,112	$508,111	$(362,201)	$145,910

As of December 31, 2010, we held a distributor contract asset which was recorded in conjunction with the acquisition of New England Business Service, Inc. (NEBS) in June 2004. This asset had a carrying value of $4.5 million as of December 31, 2010 and $6.3 million as of December 31, 2009 and is being amortized over nine years. In general, the distributor contracts have an initial five-year term and may be renewed for successive five-year periods upon mutual agreement of both parties. At the time the fair value of the contracts was determined, an annual 90% contract retention rate was assumed based on historical experience. As of December 31, 2010, the average period remaining to the next contract renewal for our recognized distributor contracts was 2.5 years. Costs related to renewing or extending these contracts are not material and are expensed as incurred. We had no other intangible assets as of December 31, 2010 or 2009 which have legal, regulatory or contractual provisions that potentially limit our use of the asset.

Total amortization of intangibles was $53.0 million in 2010, $45.3 million in 2009 and $42.1 million in 2008. Of these amounts, amortization of internal-use software was $29.1 million in 2010, $25.2 million in 2009 and $17.5 million in 2008. Based on the intangibles in service as of December 31, 2010, estimated amortization expense for each of the next five years ending December 31 is as follows:

(in thousands)
2011	$36,675
2012	22,898
2013	12,695
2014	8,004
2015	5,136

We acquire internal-use software in the normal course of business. In conjunction with acquisitions (see Note 4), we also acquired certain other amortizable intangible assets. The following intangible assets were acquired during the years indicated:

	2010		2009		2008
(in thousands)	Amount	Weighted-average amortization period	Amount	Weighted-average amortization period	Amount	Weighted-average amortization period
Internal-use software	$36,442	4 years	$24,911	3 years	$39,418	3 years
Customer lists/ relationships	16,690	1 year	13,943	7 years	19,292	11 years
Trade names	9,100	10 years	900	10 years	1,016	9 years
Other	—	—	—	—	900	3 years
Acquired intangibles	$62,232	4 years	$39,754	5 years	$60,626	6 years

Goodwill – Information regarding the acquisitions completed during the past three years can be found in Note 4. As of December 31, 2010, goodwill was comprised of the following:

(in thousands)
Acquisition of NEBS in June 2004	$472,082
Acquisition of Designer Checks in February 2000(1)	77,970
Acquisition of Hostopia.com Inc. in August 2008	68,555
Acquisition of Custom Direct, Inc. in April 2010	66,269
Acquisition of Abacus America, Inc. in July 2009	24,225
Acquisition of the Johnson Group in October 2006(1)	7,320
Acquisition of Direct Checks in December 1987	4,267
Acquisition of Logo Design Mojo in April 2008(1)	1,363
Acquisition of MerchEngines.com in July 2009(1)	1,140
Acquisition of Dots and Pixels, Inc. in July 2005	1,045
Acquisition of Cornerstone Customer Solutions in March 2010(1)	897
Acquisition of All Trade Computer Forms, Inc. in February 2007	804
Goodwill	$725,937

(1) This goodwill is deductible for income tax purposes.

Changes in goodwill by reportable segment and in total were as follows:
(in thousands)	Small Business Services	Financial Services	Direct Checks	Total
Balance, December 31, 2008	$570,807	$—	$82,237	$653,044
Impairment charge (see Note 7)	(20,000)	—	—	(20,000)
Acquisition of Abacus America, Inc. (see Note 4)	24,225	—	—	24,225
Acquisition of MerchEngines.com (see Note 4)	1,140	—	—	1,140
Currency translation adjustment	257	—	—	257
Balance, December 31, 2009:
Goodwill	596,429	—	82,237	678,666
Accumulated impairment charges	(20,000)	—	—	(20,000)
	576,429	—	82,237	658,666
Acquisition of Custom Direct, Inc. (see Note 4)	—	—	66,269	66,269
Acquisition of Cornerstone Customer Solutions, LLC (see Note 4)	—	897	—	897
Currency translation adjustment	105	—	—	105
Balance, December 31, 2010:
Goodwill	596,534	897	148,506	745,937
Accumulated impairment charges	(20,000)	—	—	(20,000)
	$576,534	$897	$148,506	$725,937

Other non-current assets – Other non-current assets as of December 31 were comprised of the following:

(in thousands)	2010	2009
Contract acquisition costs	$57,476	$45,701
Deferred advertising costs	15,832	14,455
Other	20,939	21,455
Other non-current assets	$94,247	$81,611

See Note 17 for a discussion of market risks related to contract acquisition costs. Changes in contract acquisition costs were as follows:

(in thousands)	2010	2009	2008
Balance, beginning of year	$45,701	$37,706	$55,516
Additions(1)	31,520	32,545	8,808
Amortization	(19,745)	(24,550)	(26,618)
Balance, end of year	$57,476	$45,701	$37,706

(1) Contract acquisition costs are accrued upon contract execution. Cash payments made for contract acquisition costs were $22,087 in 2010, $29,250 in 2009 and $9,008 in 2008.

Accrued liabilities – Accrued liabilities as of December 31 were comprised of the following:

(in thousands)	2010	2009
Funds held for customers	$35,475	$26,901
Employee profit sharing/cash bonus and pension	34,109	36,594
Customer rebates	19,201	21,861
Contract acquisition costs due within one year	8,550	2,795
Deferred revenue	6,875	23,720
Restructuring due within one year (see Note 8)	6,435	11,151
Wages, including vacation	5,898	5,272
Interest	5,227	5,227
Other	22,264	22,887
Accrued liabilities	$144,034	$156,408

Deferred revenue as of December 31, 2010 decreased $16.8 million from December 31, 2009 due primarily to the recognition of revenue related to a contract settlement executed in the fourth quarter of 2009. The revenue from the contract settlement was recognized over the contract’s remaining service period of six months. The remaining deferred revenue as of December 31, 2010 relates primarily to web hosting service contracts.

Supplemental cash flow disclosures – Cash payments for interest and income taxes were as follows for the years ended December 31:

(in thousands)	2010	2009	2008
Interest paid	$44,054	$43,513	$50,441
Income taxes paid	70,246	56,060	59,997

Note 3: Earnings per share

The following table reflects the calculation of basic and diluted earnings per share from continuing operations. During each period, certain options, as noted below, were excluded from the calculation of diluted earnings per share because their effect would have been antidilutive.

(in thousands, except per share amounts)	2010	2009	2008
Earnings per share – basic:
Income from continuing operations	$153,395	$99,365	$105,872
Income allocated to participating securities	(804)	(751)	(1,231)
Income available to common shareholders	152,591	98,614	104,641

Weighted-average shares outstanding	51,123	50,837	50,905
Earnings per share – basic	$2.98	$1.94	$2.06

Earnings per share – diluted:
Income from continuing operations	$153,395	$99,365	$105,872
Income allocated to participating securities	(802)	(751)	(1,231)
Re-measurement of share-based awards classified as liabilities	79	(18)	(362)
Income available to common shareholders	$152,672	$98,596	$104,279

Weighted-average shares outstanding	51,123	50,837	50,905
Dilutive impact of options and employee stock purchase plan	202	88	15
Weighted-average shares and potential dilutive shares outstanding	51,325	50,925	50,920

Earnings per share – diluted	$2.97	$1.94	$2.05

Antidilutive options excluded from calculation	2,324	2,128	3,105

Earnings per share amounts for continuing operations, discontinued operations and net income, as presented on the consolidated statements of income, are calculated individually and may not sum due to rounding differences.

Note 4: Acquisitions

2010 acquisitions – During April 2010, we acquired all of the outstanding stock of Custom Direct, Inc. (Custom Direct), a provider of direct-to-consumer checks, in a cash transaction for $97.9 million, net of cash acquired. We funded the acquisition with our credit facility. The allocation of the purchase price based upon the estimated fair values of the assets acquired and liabilities assumed resulted in goodwill of $66.3 million. We believe this acquisition resulted in the recognition of goodwill as we expect Custom Direct to contribute to our strategy of optimizing cash flows in our Direct Checks segment. Transaction costs related to this acquisition were expensed as incurred and were not significant to our 2010 consolidated statement of income. The results of operations of this business from its acquisition date are included in our Direct Checks segment.

The following illustrates our allocation of the Custom Direct purchase price to the assets acquired and liabilities assumed:

(in thousands)
Cash and cash equivalents	$24
Other current assets	11,249
Intangibles	36,487
Goodwill	66,269
Other non-current assets	5,082
Current liabilities	(8,686)
Non-current liabilities	(12,480)
Total purchase price	97,945
Less: cash acquired	(24)
Purchase price, net of cash acquired	$97,921

Acquired intangible assets included a customer list valued at $15.0 million with a useful life of 1.3 years, internal-use software valued at $12.6 million with a weighted-average useful life of 4.7 years, and trade names valued at $8.9 million with a useful life of 10 years. The software and the trade name are being amortized using the straight-line method, while the customer list is being amortized using an accelerated method. Further information regarding the calculation of the estimated fair values of these assets can be found in Note 7.

During March 2010, we purchased substantially all of the assets of Cornerstone Customer Solutions, LLC (CCS) in a cash transaction for $0.7 million. CCS is a full-service, marketing solutions provider specializing in the development and execution of analytics-driven direct marketing programs. The allocation of the purchase price based upon the estimated fair values of the assets acquired and liabilities assumed resulted in tax deductible goodwill of $0.9 million. We believe this acquisition resulted in the recognition of goodwill as we are offering these strategic and tactical marketing solutions to our financial institution clients. Transaction costs related to this acquisition were expensed as incurred and were not significant to our 2010 consolidated statement of income. The results of operations of this business from its acquisition date are included in our Financial Services segment.

2009 acquisitions – During July 2009, we purchased all of the common stock of Abacus America, Inc., a wholly-owned subsidiary of Aplus Holdings Inc. and a web hosting and internet services provider, in a cash transaction for $27.6 million, net of cash acquired. We acquired this company for its large number of small business subscribers of shared web hosting, hosted e-commerce stores, managed e-mail services, domain name registration and a variety of website management applications. We funded the acquisition with our existing credit facility. The allocation of the purchase price based upon the estimated fair values of the assets acquired and liabilities assumed resulted in goodwill of $24.2 million. We believe this acquisition resulted in the recognition of goodwill as we expanded our customer base and expected to provide the acquired customers upgraded offerings and enhanced web services. The net assets acquired consisted principally of customer relationships with an estimated fair value of $11.9 million and a liability for deferred revenue of $7.3 million. The customer relationship asset is being amortized over seven years using an accelerated method. Further information regarding the calculation of the estimated fair values of the customer relationship asset and the liability for deferred revenue can be found in Note 7. The results of this business were included in our Small Business Services segment from its acquisition date.

Also during July 2009, we purchased substantially all of the assets of MerchEngines.com, a search engine marketing firm, in a cash transaction for $3.2 million, net of cash acquired. MerchEngines.com provides ad agencies, traditional media companies, online publishers and local aggregators a hosted and fully managed search engine marketing solution. The allocation of the purchase price based upon the fair values of the assets acquired and liabilities assumed resulted in tax deductible goodwill of $1.1 million. We believe this acquisition resulted in the recognition of goodwill as it increased the product offerings we provide to our small business customers. The results of this business were included in our Small Business Services segment from its acquisition date.

2008 acquisitions – In August 2008, we acquired all of the common shares of Hostopia.com Inc. (Hostopia) in a cash transaction for $99.4 million, net of cash acquired. We utilized availability under our existing lines of credit to fund the acquisition. Hostopia is a provider of web services that enable small businesses to establish and maintain an internet presence. It also provides email marketing, fax-to-email, mobility synchronization and other services. The allocation of the purchase price based upon the fair values of the assets acquired and liabilities assumed resulted in goodwill of $68.6 million. We believe this acquisition resulted in the recognition of goodwill as Hostopia provides a unified, scaleable services delivery technology platform which we are utilizing as we strive to obtain a greater portion of our revenue from business services.

Hostopia’s technology architecture is the primary delivery platform for these business services offerings. The results of this business were included in our Small Business Services segment from its acquisition date.
The following illustrates our allocation of the Hostopia purchase price to the assets acquired and liabilities assumed:

(in thousands)
Cash and cash equivalents	$23,747
Other current assets	5,011
Intangibles	35,000
Goodwill	68,555
Other non-current assets	4,104
Current liabilities	(3,583)
Non-current liabilities	(9,737)
Total purchase price	123,097
Less: cash acquired	(23,747)
Purchase price, net of cash acquired	$99,350

Acquired intangible assets included internal-use software valued at $17.9 million with a weighted-average useful life of 3.7 years, customer lists/relationships valued at $16.2 million with a useful life of 12 years and a trade name valued at $0.9 million with a useful life of 10 years. The software and trade name assets are being amortized using the straight-line method, while the customer lists/relationships are being amortized using an accelerated method. Further information regarding the calculation of the estimated fair values of the internal-use software and the customer lists/relationships can be found in Note 7.

We also acquired the assets of PartnerUp, Inc. (PartnerUp), Logo Design Mojo, Inc. (Logo Mojo) and Yoffi Digital Press (Yoffi) during 2008 for an aggregate cash amount of $5.5 million. PartnerUp is an online community that is designed to connect small businesses and entrepreneurs with resources and contacts to build their businesses. Logo Mojo is a Canadian-based online logo design firm and Yoffi is a commercial digital printer specializing in custom marketing material. The results of all three businesses were included in Small Business Services from their acquisition dates. The allocation of the purchase price based upon the estimated fair values of the assets acquired and liabilities assumed resulted in tax deductible goodwill of $1.4 million related to the Logo Mojo acquisition. We believe this acquisition resulted in goodwill primarily due to Logo Mojo’s web-based workflow which we expected to incorporate into our processes and which increased our product offerings for small businesses. The assets acquired consisted primarily of internal-use software which is being amortized on the straight-line basis over 3 years.

As our acquisitions were immaterial to our operating results both individually and in the aggregate in the year of the transactions, pro forma results of operations are not provided.

Note 5: Discontinued operations and assets held for sale

Discontinued operations – Discontinued operations consisted of our retail packaging and signage business, which we sold in January 2009. We evaluate our businesses and product lines periodically for strategic fit within our operations. In December 2008, we determined that this non-strategic business met the criteria to be classified as discontinued operations in our consolidated financial statements. Based on the estimated fair value of this business, we reduced the carrying value of its long-lived assets and inventories and recorded a pre-tax charge of $3.4 million, which was included in net loss from discontinued operations in our 2008 consolidated statement of income. On January 31, 2009, we completed the sale of this business for gross cash proceeds of $0.3 million plus a note receivable. The loss on disposal recorded in 2010 relates to the finalization of purchase consideration.

Revenue and income from discontinued operations were as follows:

(in thousands)	2010	2009	2008
Revenue	$—	$816	$14,378

Loss from operations	$—	$(155)	$(3,031)
(Loss) gain on disposal	(1,244)	155	(3,416)
Income tax benefit	473	—	2,209
Net loss from discontinued operations	$(771)	$—	$(4,238)

Assets held for sale – Assets held for sale as of December 31, 2010 consisted of our facility located in Thorofare, New Jersey, which was closed in April 2009, and our facility located in Greensboro, North Carolina, which was closed in July 2009. Both facilities previously housed manufacturing operations, while the Thorofare location also housed a customer call center. The Greensboro facility was sold in January 2011 for net cash proceeds of $0.7 million, realizing a pre-tax gain of $0.1 million. We are actively marketing the Thorofare property and expect its selling price to exceed its carrying value.

During 2008, we completed the sale of our Flagstaff, Arizona facility, which was closed in August 2008. Proceeds from the sale were $4.2 million, resulting in a pre-tax gain of $1.4 million.

Note 6: Derivative financial instruments

In September 2009, we entered into interest rate swaps with a notional amount of $210.0 million to hedge against changes in the fair value of a portion of our ten-year bonds due in 2012. We entered into these swaps, which we designated as fair value hedges, to achieve a targeted mix of fixed and variable rate debt, where we receive a fixed rate and pay a variable rate based on the London Interbank Offered Rate (LIBOR). Changes in the fair value of the interest rate swaps and the related long-term debt are included in interest expense in the consolidated statements of income. When the change in the fair value of the interest rate swaps and the hedged debt are not equal (i.e., hedge ineffectiveness), the difference in the changes in fair value affects the reported amount of interest expense in our consolidated statements of income. Hedge ineffectiveness was not significant in 2010 or 2009. The fair value of the interest rate swaps as of December 31, 2010 was an asset of $5.5 million, which is included in other non-current assets on the consolidated balance sheet. As of December 31, 2009, the fair value of the interest rate swaps was a liability of $0.2 million, which is included in other non-current liabilities on the consolidated balance sheet. See Note 7 for further information regarding the fair value of these instruments.

During 2004, we entered into $225.0 million of forward starting interest rate swaps to hedge, or lock-in, the interest rate on a portion of the debt we issued in October 2004 (see Note 13). The termination of the lock agreements in 2004 yielded a deferred pre-tax loss of $17.9 million. During 2002, we entered into two forward rate lock agreements to effectively hedge the annual interest rate on $150.0 million of the $300.0 million notes issued in December 2002 (see Note 13). The termination of the lock agreements in December 2002 yielded a deferred pre-tax loss of $4.0 million. These losses are reflected, net of tax, in accumulated other comprehensive loss in our consolidated balance sheets and are being reclassified ratably to our statements of income as increases to interest expense over the term of the related debt. We expect to recognize $2.1 million of the deferred pre-tax losses in interest expense during 2011.

Note 7: Fair value measurements

2010 asset impairment analyses – We evaluate the carrying value of our indefinite-lived trade name and goodwill as of July 31st of each year and between annual evaluations if events occur or circumstances change that would indicate a possible impairment. Our policy on impairment of non-amortizable intangibles and goodwill in Note 1 explains our methodology for assessing impairment of these assets. During the quarter ended September 30, 2010, we completed our annual impairment analyses. The calculated fair value of the indefinite-lived trade name was estimated to be $24.1 million as of the measurement date, compared to its carrying value of $19.1 million. In our analysis of goodwill, the estimated fair value of each reporting unit as of the measurement date exceeded its carrying amount. As such, no impairment charges were recorded as a result of our 2010 annual impairment analyses. See further information regarding our impairment analyses in Note 17.

2009 asset impairment analyses – During the quarter ended March 31, 2009, we experienced continued declines in our stock price, as well as a continuing negative impact of the economic downturn on our expected operating results. Based on these indicators of potential impairment, we completed impairment analyses of our indefinite-lived trade name and goodwill as of March 31, 2009. We recorded non-cash asset impairment charges in our Small Business Services segment of $4.9 million related to our indefinite-lived trade name and $20.0 million related to goodwill during the quarter ended March 31, 2009.

 Significant intangible assets of the reporting unit identified for purposes of this impairment analysis included the indefinite-lived trade name and a distributor contract intangible asset. The fair value of the distributor contract was measured using the income approach, including adjustments for an estimated distributor retention rate based on historical experience.
2008 asset impairment analyses – During the quarter ended September 30, 2008, we completed the annual impairment analyses of our indefinite-lived trade names and goodwill. We recorded impairment charges of $9.3 million related to the indefinite-lived trade names as a result of the effects of the economic downturn on our expected revenues and the broader effects of U.S. market conditions on the fair value of the assets. In addition to the impairment analysis of indefinite-lived trade names, we completed a fair value analysis of an amortizable trade name with a carrying value of $0.4 million and recorded an impairment charge of $0.4 million related to this asset. This impairment resulted from a change in our branding strategy.

As of December 31, 2008, we completed additional impairment analyses of our indefinite-lived trade names and goodwill based on the continuing impact of the economic downturn on our expected operating results. As a result of these analyses, we recorded an asset impairment charge of $0.3 million related to our NEBS® trade name, bringing the carrying value of this asset to $25.8 million as of December 31, 2008. The impairment analysis completed as of December 31, 2008, indicated no impairment of our other indefinite-lived trade name. Because of the further deterioration in our expected operating results, we determined that the NEBS trade name no longer had an indefinite life, and thus, we began amortizing it over its estimated economic life of 20 years on the straight-line basis beginning in 2009. Although the use of checks and forms is declining, revenues generated from our Small Business Services strategies have, and we expect will continue to, offset a portion of the decline in revenues and cash flows generated from the sale of checks and forms. As such, we believe that the sale of checks and forms, as well as the sale of additional products and services under the NEBS trade name, will generate sufficient cash flows to support our estimated 20-year economic life for this intangible asset.

2010 acquisition – During 2010, we completed two business combinations (see Note 4). With the exception of goodwill and deferred income taxes, we were required to measure the fair value of the net identifiable tangible and intangible assets and liabilities acquired. The identifiable net assets acquired (excluding goodwill) were comprised primarily of a customer list, internal-use software and trade names related to the acquisition of Custom Direct. The fair value of the customer list was estimated using the multi-period excess earnings method. Assumptions used in this calculation included a same-customer revenue growth rate and an estimated annual customer retention rate. The customer retention rate was based on estimated re-order rates, as well as management’s estimates of the costs to obtain and retain customers. The calculated fair value of the customer list was $15.0 million, which is being amortized over 1.3 years using an accelerated method. The fair value of the internal-use software was estimated using a cost of reproduction method. The primary components of the software were identified and the estimated cost to reproduce the software was calculated based on estimated time and labor rates derived from our historical data from previous upgrades of similar size and nature. The calculated fair value of the internal-use software was $12.6 million, which is being amortized on the straight-line basis over a weighted average useful life of 4.7 years. The fair value of the trade names was estimated using a relief from royalty method, which calculates the cost savings associated with owning rather than licensing the trade names. An assumed royalty rate was applied to forecasted revenue and the resulting cash flows were discounted. The assumed royalty rate was based on market data and an analysis of the expected margins for Custom Direct’s operations. The calculated fair value of the trade names was $8.9 million, which is being amortized on the straight-line basis over 10 years.

2009 acquisitions – During 2009, we completed two business combinations (see Note 4). With the exception of goodwill and deferred income taxes, we were required to measure the fair value of the net identifiable tangible and intangible assets and liabilities acquired. The identifiable net assets acquired (excluding goodwill) were comprised primarily of customer relationships and deferred revenue related to the acquisition of Abacus America, Inc. The fair value of the customer relationships was estimated using the multi-period excess earnings method. Assumptions used in this calculation included a same-customer revenue growth rate and an estimated annual customer retention rate. The same-customer growth rate was based on expected pricing and the customer retention rate was based on the business’ historical attrition, as well as management’s estimate of customer retention, the effort required to obtain a customer, customer costs to change suppliers and the effort required to renew contracts. The calculated fair value of the customer relationships was $11.9 million, which is being amortized over seven years using an accelerated method. The calculated fair value of deferred revenue was $7.3 million, based on the direct and incremental costs to provide the services required plus an estimated market-based profit margin.

2008 acquisitions – During 2008, we completed four business combinations (see Note 4). The identifiable net assets acquired (excluding goodwill) were comprised primarily of internal-use software and customer lists/relationships related to the acquisition of Hostopia. The fair value of the internal-use software was estimated using a cost of reproduction method.  The primary components of the software were identified and the estimated cost to reproduce the software was calculated using estimated time and labor rates. The calculated fair value of Hostopia’s internal-use software was $17.9 million, which is being amortized on the straight-line basis over a weighted-average useful life of 3.7 years. The fair value of the customer lists/relationships was estimated using the multi-period excess earnings method. The calculated fair value of the customer lists/relationships was $16.2 million, which is being amortized over 12 years using an accelerated method.

Discontinued operations – As discussed in Note 5, during 2008, we measured the net assets of discontinued operations at fair value. Based on the estimated fair value of the business sold, we reduced the carrying value of its long-lived assets and inventories and recorded a pre-tax charge of $3.4 million, which was included in net loss from discontinued operations in our 2008 consolidated statement of income. Our estimate of the fair value of this business as of December 31, 2008 was considered a Level 2 fair value measurement, as it was based upon the estimated realizable proceeds from the sale less selling costs.

Information regarding the nonrecurring fair value measurements completed in each period was as follows:

		Fair value measurements using
(in thousands)	Fair value as of measurement date	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Impairment charge
2009:
Goodwill(1)	$20,245	$—	$—	$20,245	$20,000
Indefinite-lived trade name(2)	19,100	—	—	19,100	4,900
Total impairment charges					$24,900

2008:
Indefinite-lived trade names(3)	$50,100	$—	$—	$50,100	$9,300
Indefinite-lived trade name(4)	25,845	—	—	25,845	255
Amortizable trade name	—	—	—	—	387
Total impairment charges					$9,942

Discontinued operations	$678	$—	$678	$—	$3,416

(1) Represents the implied fair value of the goodwill assigned to the reporting unit for which we were required to calculate this amount.

(2) Represents the fair value determined from the event-driven impairment analysis completed during the quarter ended March 31, 2009.

(3) Represents the fair value determined from the annual impairment analysis completed during the quarter ended September 30, 2008, which included two indefinite-lived trade names.

(4) Represents the fair value determined from the event-driven impairment analysis completed during the quarter ended December 31, 2008, which resulted in an impairment charge related to one indefinite-lived trade name. As of December 31, 2008, we determined that this trade name no longer had an indefinite life and we began amortizing it over 20 years on the straight-line basis beginning in 2009.

Recurring fair value measurements – We held an investment in a Canadian money market fund of $2.0 million as of December 31, 2010 and $3.7 million as of December 31, 2009. This investment is included in other current assets on the consolidated balance sheets. The money market fund is not traded in an active market and its fair value is determined by obtaining quoted prices in active markets for the underlying securities held by the fund. Because of the short-term nature of the underlying investments, the cost of these securities approximates their fair value. The cost of securities sold is determined using the average cost method. No gains or losses on sales of marketable securities were realized during 2010 or 2009.

Funds held for customers included available-for-sale marketable securities of $10.2 million as of December 31, 2010 and $9.5 million as of December 31, 2009. A portion of these assets represent an investment in a Canadian money market fund. The remainder of the assets, which we purchased during 2010, relates to a mutual fund investment which invests in Canadian and provincial government securities. These funds are not traded in active markets and their fair values are determined by obtaining quoted prices in active markets for the underlying securities held by the funds. Unrealized gains and losses on these investments, net of tax, are included in other comprehensive loss on the consolidated balance sheets. Realized gains and losses are included in revenue on the consolidated statements of income and were not significant for 2010 or 2009. The cost of securities sold is determined using the average cost method.

We have elected to account for a long-term investment in domestic mutual funds under the fair value option for financial assets and financial liabilities. Information regarding the accounting for this investment is provided in our long-term investments policy in Note 1. We recognized a net unrealized gain on the investment in mutual funds of $0.2 million during 2010. During 2009, we recognized a net unrealized gain of $0.4 million on the investment and during 2008, we recognized a net unrealized loss of $1.3 million.

The fair value of interest rate swaps (see Note 6) is determined at each reporting date by means of a pricing model utilizing readily observable market interest rates. The change in fair value is determined as the change in the present value of estimated future cash flows discounted using the LIBOR rate applicable to the interest rate swaps. During 2010, we recognized a gain on these derivative instruments of $5.6 million, which was largely offset by a loss of $5.1 million related to an increase in the fair value of the hedged long-term debt. During 2009, we recognized a loss on these derivative instruments of $0.2 million, which was more than offset by a gain of $0.3 million related to a decrease in the fair value of the hedged long-term debt. These changes in fair value are included in interest expense in the consolidated statements of income.

Information regarding recurring fair value measurements completed during each period was as follows:

		Fair value measurements using
(in thousands)	Fair value as of December 31, 2010	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Marketable securities – funds held for customers	$10,249	$—	$10,249	$—
Marketable securities – corporate investments	2,029	—	2,029	—
Long-term investment in mutual funds	2,283	2,283	—	—
Derivative assets	5,456	—	5,456	—

		Fair value measurements using
(in thousands)	Fair value as of December 31, 2009	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Marketable securities – funds held for customers	$9,522	$—	$9,522	$—
Marketable securities – corporate investments	3,667	—	3,667	—
Long-term investment in mutual funds	2,231	2,231	—	—
Derivative liabilities	152	—	152	—

Fair value measurements of other financial instruments – The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate fair value.

Cash and cash equivalents, cash and cash equivalents included within funds held for customers, and short-term debt – The carrying amounts reported in the consolidated balance sheets approximate fair value because of the short-term nature of these items.

Long-term debt – The fair value of long-term debt is based on quoted prices for identical liabilities when traded as assets in an active market (Level 1 fair value measurement). The fair value of long-term debt included in the table below does not reflect the impact of hedging activity. The carrying amount of long-term debt includes the change in fair value of hedged long-term debt.

The estimated fair values of these financial instruments were as follows at December 31:

	2010		2009
(in thousands)	Carrying amount	Fair value	Carrying amount	Fair value
Cash and cash equivalents	$17,383	$17,383	$12,789	$12,789
Cash and cash equivalents - funds held for customers	25,471	25,471	17,379	17,379
Short-term debt	7,000	7,000	26,000	26,000
Long-term debt	748,122	751,978	742,753	719,283

Note 8: Restructuring charges

Net restructuring charges for the years ended December 31 consisted of the following components:

(in thousands)	2010	2009	2008
Severance accruals	$9,331	$10,625	$26,183
Severance reversals	(2,398)	(3,523)	(2,401)
Operating lease obligations	933	1,177	209
Operating lease obligation reversals	(380)	(32)	(1)
Net restructuring accruals	7,486	8,247	23,990
Write-off of spare parts inventory	—	—	3,059
Other costs	2,841	3,739	1,218
Net restructuring charges	$10,327	$11,986	$28,267

2010 restructuring charges – During 2010, the net restructuring accruals included severance charges related to employee reductions in various functional areas, primarily fulfillment, sales and marketing, as we continue our cost reduction initiatives, as well as actions related to our integration of Custom Direct (see Note 4). Net restructuring accruals also included operating lease obligations on facilities vacated during 2010. The restructuring accruals included severance benefits for approximately 470 employees. These charges were reduced by the reversal of restructuring accruals, primarily those recorded in prior years, as fewer employees received severance benefits than originally estimated. The majority of the employee reductions are expected to be completed by the third quarter of 2011, and we expect most of the related severance payments to be paid by early 2012, utilizing cash from operations. The remaining payments due under the operating lease obligations will be paid through May 2013. Other restructuring costs, which were expensed as incurred, included items such as employee and equipment moves, training and travel related to our restructuring activities. The net restructuring charges were reflected as net restructuring charges of $2.4 million within cost of goods sold and net restructuring charges of $8.0 million within operating expenses in the 2010 consolidated statement of income.

2009 restructuring charges – During 2009, the net restructuring accruals included severance charges related to employee reductions in various functional areas as we continued our cost reduction initiatives, including the closing of a Small Business Services customer call center located in Colorado Springs, Colorado in the first quarter of 2010, and further consolidation in the sales, marketing and fulfillment organizations. Net restructuring accruals also included operating lease obligations on three manufacturing facilities closed during 2009. The restructuring accruals included severance benefits for approximately 640 employees. These charges were reduced by the reversal of previously recorded restructuring accruals as fewer employees received severance benefits than originally estimated. Other restructuring costs, which were expensed as incurred, included items such as equipment moves, training and travel related to our restructuring activities. The net restructuring charges were reflected as net restructuring charges of $4.6 million within cost of goods sold and net restructuring charges of $7.4 million within operating expenses in the 2009 consolidated statement of income.

2008 restructuring charges – During 2008, the net restructuring accruals included severance charges related to the closing of six manufacturing facilities and two customer call centers, as well as employee reductions within our business unit support and corporate shared services functions, primarily sales, marketing and fulfillment. These actions were the result of the continuous review of our cost structure in response to the impact a weakened U.S. economy continued to have on our business, as well as our previously announced cost reduction initiatives. The restructuring accruals included severance benefits for approximately 1,400 employees. One of the customer call centers was closed during the third quarter of 2008 and one manufacturing facility was closed in December 2008. The other facilities were closed during 2009. The other remaining employee reductions and related severance payments were substantially completed during 2010. These charges were reduced by the reversal of previously recorded restructuring accruals as fewer employees received severance benefits than originally estimated. Also during 2008, we recorded a $3.1 million write-off of the carrying value of spare parts used on our offset printing presses. During a third quarter review of our cost structure, we made the decision to expand our use of digital printing technology. As such, a portion of the spare parts kept on hand for use on our offset printing presses was written down to zero, as these parts have no future use or market value. Other restructuring costs, which were expensed as incurred, included items such as the acceleration of employee share-based compensation expense, equipment moves, training and travel. The net restructuring charges were reflected as net restructuring charges of $14.9 million within cost of goods sold and net restructuring charges of $13.4 million within operating expenses in the 2008 consolidated statement of income.
Acquisition-related restructuring – In conjunction with the NEBS acquisition in June 2004, we recorded restructuring accruals of $30.2 million related to NEBS activities which we decided to exit. The restructuring accruals included severance benefits and $2.8 million due under noncancelable operating leases on facilities which were vacated as we consolidated operations. The severance accruals included payments due to approximately 700 employees. All severance benefits were fully paid by the end of 2007 and the remaining payments due under the operating lease obligations were settled in early 2009.

Restructuring accruals of $6.8 million as of December 31, 2010 are reflected in the consolidated balance sheet as accrued liabilities of $6.4 million and other non-current liabilities of $0.4 million. Restructuring accruals of $11.5 million as of December 31, 2009 are reflected in the consolidated balance sheet as accrued liabilities of $11.2 million and other non-current liabilities of $0.3 million. As of December 31, 2010, approximately 345 employees had not yet started to receive severance benefits. By company initiative, our restructuring accruals were as follows:

(in thousands)	NEBS acquisition related	2006 initiatives	2007 initiatives	2008 initiatives	2009 initiatives	2010 initiatives	Total
Balance, December 31, 2007	$36	$325	$4,689	$—	$—	$—	$5,050
Restructuring charges	—	5	253	26,134	—	—	26,392
Restructuring reversals	(1)	(27)	(843)	(1,531)	—	—	(2,402)
Payments, primarily severance	(16)	(108)	(3,764)	(4,773)	—	—	(8,661)
Balance, December 31, 2008	19	195	335	19,830	—	—	20,379
Restructuring charges	—	—	—	886	10,916	—	11,802
Restructuring reversals	(19)	—	(34)	(3,354)	(148)	—	(3,555)
Payments, primarily severance	—	(195)	(237)	(15,187)	(1,515)	—	(17,134)
Balance, December 31, 2009	—	—	64	2,175	9,253	—	11,492
Restructuring charges	—	—	—	525	99	9,640	10,264
Restructuring reversals	—	—	(64)	(985)	(1,465)	(264)	(2,778)
Payments, primarily severance	—	—	—	(1,598)	(7,235)	(3,347)	(12,180)
Balance, December 31, 2010	$—	$—	$—	$117	$652	$6,029	$6,798

Cumulative amounts:
Restructuring charges	$30,243	$10,864	$7,181	$27,545	$11,015	$9,640	$96,488
Restructuring reversals	(859)	(1,671)	(1,503)	(5,870)	(1,613)	(264)	(11,780)
Payments, primarily severance	(29,384)	(9,193)	(5,678)	(21,558)	(8,750)	(3,347)	(77,910)
Balance, December 31, 2010	$—	$—	$—	$117	$652	$6,029	$6,798

The components of our restructuring accruals, by segment, were as follows:

	Employee severance benefits				Operating lease obligations
(in thousands)	Small Business Services	Financial Services	Direct Checks	Corporate(1)	Small Business Services	Direct Checks	Total
Balance, December 31, 2007	$2,001	$953	$—	$2,060	$36	$—	$5,050
Restructuring charges	7,076	3,579	341	15,187	209	—	26,392
Restructuring reversals	(637)	(405)	(2)	(1,357)	(1)	—	(2,402)
Inter-segment transfer	378	739	61	(1,178)	—	—	—
Payments	(4,844)	(1,249)	(249)	(2,303)	(16)	—	(8,661)
Balance, December 31, 2008	3,974	3,617	151	12,409	228	—	20,379
Restructuring charges	5,310	1,063	134	4,118	1,177	—	11,802
Restructuring reversals	(672)	(674)	(7)	(2,170)	(32)	—	(3,555)
Inter-segment transfer	1,174	—	—	(1,174)	—	—	—
Payments	(5,041)	(2,953)	(162)	(8,402)	(576)	—	(17,134)
Balance, December 31, 2009	4,745	1,053	116	4,781	797	—	11,492
Restructuring charges	1,807	2,134	2,344	3,046	424	509	10,264
Restructuring reversals	(875)	(206)	(116)	(1,201)	(380)	—	(2,778)
Payments	(4,429)	(1,027)	(2,092)	(4,010)	(605)	(17)	(12,180)
Balance, December 31, 2010	$1,248	$1,954	$252	$2,616	$236	$492	$6,798

Cumulative amounts:
Restructuring charges	$46,506	$11,086	$2,947	$30,712	$4,728	$509	$96,488
Restructuring reversals	(2,604)	(1,921)	(267)	(6,024)	(964)	—	(11,780)
Inter-segment transfer	2,185	1,117	93	(3,395)	—	—	—
Payments	(44,839)	(8,328)	(2,521)	(18,677)	(3,528)	(17)	(77,910)
Balance, December 31, 2010	$1,248	$1,954	$252	$2,616	$236	$492	$6,798

(1) As discussed in Note 16: Business segment information, corporate costs are allocated to our business segments. As such, the net corporate restructuring charges are reflected in the business segment operating income presented in Note 16 in accordance with our allocation methodology.

Note 9: Income tax provision

The components of the income tax provision for continuing operations were as follows:

(in thousands)	2010	2009	2008
Current tax provision:
Federal	$53,768	$39,294	$47,714
State	8,424	4,323	7,380
Total	62,192	43,617	55,094
Deferred tax provision (benefit)	20,362	12,039	(790)
Provision for income taxes	$82,554	$55,656	$54,304

The effective tax rate on pre-tax income from continuing operations reconciles to the U.S. federal statutory tax rate of 35% as follows:

	2010	2009	2008
Income tax at federal statutory rate	35.0%	35.0%	35.0%
State income tax expense, net of federal income tax benefit	2.8%	3.5%	2.7%
Impact of health care legislation on deferred income taxes	1.7%	—	—
Non-deductible portion of goodwill impairment charge (see Note 7)	—	2.9%	—
Qualified production activity deduction	(2.4%)	(1.8%)	(1.7%)
Change in unrecognized tax benefits, including interest and penalties	(1.3%)	0.1%	1.1%
Receivables for prior year tax returns(1)	—	(2.2%)	(1.5%)
Other	(0.8%)	(1.6%)	(1.7%)
Income tax provision	35.0%	35.9%	33.9%

(1) Relates to amendments to prior year income tax returns claiming refunds primarily associated with federal and state income tax credits, as well as related interest.

Our income tax provision for 2010 included a $4.1 million charge resulting from the Health Care and Education Reconciliation Act of 2010, which was signed into law in March 2010, and requires that certain tax deductions after 2012 be reduced by the amount of the Medicare Part D subsidy payments. Prior to this law change, the subsidy was to be disregarded in all future years when computing tax deductions. This resulted in a reduction in the deferred tax asset associated with our postretirement benefit plan.

A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding accrued interest and penalties, is as follows:

(in thousands)
Balance, December 31, 2007	$14,395
Additions for tax positions of current year	975
Additions for tax positions of prior years	3,136
Reductions for tax positions of prior years	(2,845)
Settlements	(2,291)
Lapse of statutes of limitations	(1,913)
Balance, December 31, 2008	11,457
Additions for tax positions of current year	606
Additions for tax positions of prior years	2,316
Reductions for tax positions of prior years	(2,152)
Settlements	(3,186)
Lapse of statutes of limitations	(1,063)
Balance, December 31, 2009	7,978
Additions for tax positions of current year	641
Additions for tax positions of prior years	1,406
Fair value of acquired tax positions (see Note 4)	1,069
Reductions for tax positions of prior years	(2,634)
Settlements	(640)
Lapse of statutes of limitations	(1,282)
Balance, December 31, 2010	$6,538

If the unrecognized tax benefits as of December 31, 2010 were recognized in our consolidated financial statements, $5.5 million would positively affect income tax expense and our related effective tax rate. Accruals for interest and penalties, excluding the tax benefits of deductible interest, were $1.4 million as of December 31, 2010, $2.5 million as of December 31, 2009 and $4.0 million as of December 31, 2008. Our income tax provision included expense for interest and penalties of $0.8 million in 2010, $0.4 million in 2009 and $0.2 million in 2008. Within the next 12 months, it is reasonably possible that our unrecognized tax benefits will change in the range of a decrease of $3.1 million to an increase of $0.7 million as we attempt to settle certain federal and state tax matters or as federal and state statutes of limitations expire.

The statute of limitations for federal tax assessments for 2006 and prior years has closed, with the exception of 2000. Our federal income tax returns through 2007 have been audited by the Internal Revenue Service (IRS) and our federal income tax returns for 2008, 2009 and 2010 remain subject to IRS examination. In general, income tax returns for the years 2006 through 2010 remain subject to examination by major state and city jurisdictions. In the event that we have determined not to file income tax returns with a particular state or city, all years remain subject to examination by the tax jurisdiction.

The ultimate outcome of tax matters may differ from our estimates and assumptions. Unfavorable settlement of any particular issue would require the use of cash and could result in increased income tax expense. Favorable resolution would result in reduced income tax expense.

Tax-effected temporary differences which gave rise to deferred tax assets and liabilities as of December 31 were as follows:

	2010		2009
(in thousands)	Deferred tax assets	Deferred tax liabilities	Deferred tax assets	Deferred tax liabilities
Goodwill	$—	$34,818	$—	$29,766
Intangible assets	—	33,774	—	25,693
Deferred advertising costs	—	5,964	—	5,342
Property, plant and equipment	—	4,201	—	2,489
Early extinguishment of debt (see Note 13)	—	3,784	—	3,798
Employee benefit plans	29,593	—	35,106	—
Net operating loss and tax credit carryforwards	5,760	—	3,861	—
Reserves and accruals	5,457	—	8,191	—
Inventories	2,771	—	2,565	—
Interest rate lock agreements (see Note 6)	2,709	—	3,512	—
Federal benefit of state uncertain tax positions	1,719	—	2,493	—
All other	1,370	3,061	1,298	2,971
Total deferred taxes	49,379	85,602	57,026	70,059
Valuation allowance	(1,139)	—	(926)	—
Net deferred taxes	$48,240	$85,602	$56,100	$70,059

Deferred U.S. and state income taxes have not been recognized on unremitted earnings of our foreign subsidiaries, as these amounts are intended to be reinvested indefinitely in the operations of those subsidiaries.

The valuation allowances primarily relate to the portion of our Canadian operating loss carryforwards which we do not expect to fully realize. As of December 31, 2010, we had foreign operating loss carryforwards of $6.5 million in Canada and Ireland, which expire at various dates between 2013 and 2030. We had federal net operating loss carryforwards of $3.3 million which expire in 2019 and state net operating loss carryforwards of $29.2 million which expire at various dates up to 2030. As of December 31, 2010, we also had federal alternative minimum tax credit carryforwards of $1.4 million which have no expiration date.

Note 10: Share-based compensation plans

Our employee share-based compensation plans consist of our employee stock purchase plan and our stock incentive plan. Effective April 30, 2008, our shareholders approved a new stock incentive plan, simultaneously terminating our previous plan. Under the new plan, 4.0 million shares of common stock were reserved for issuance, with 2.0 million shares remaining available for issuance as of December 31, 2010. Under the plan, full value awards such as restricted stock, restricted stock units and share-based performance awards reduce the number of shares available for issuance by a factor of 2.29, or if such an award were forfeited or terminated without delivery of the shares, the number of shares that again become eligible for issuance would be multiplied by a factor of 2.29. We currently have non-qualified stock options, restricted stock units and restricted share awards outstanding under our current and previous plans. See the employee share-based compensation policy in Note 1 for our policies regarding the recognition of compensation expense for employee share-based awards.

The following amounts were recognized in our consolidated statements of income for share-based compensation awards:

(in thousands)	2010	2009	2008
Stock options	$2,967	$3,213	$4,296
Restricted shares and restricted stock units	2,866	3,135	4,987
Employee stock purchase plan	317	315	400
Total share-based compensation expense	$6,150	$6,663	$9,683
Income tax benefit	$(2,123)	$(2,375)	$(3,475)

As of December 31, 2010, the total compensation expense for unvested awards not yet recognized in our consolidated statements of income was $4.1 million, net of the effect of estimated forfeitures. This amount is expected to be recognized over a weighted-average period of 1.7 years.

Non-qualified stock options – All options allow for the purchase of shares of common stock at prices equal to the stock’s market value at the date of grant. Options become exercisable beginning one year after the grant date, with one-third vesting each year over three years. Options may be exercised up to seven years following the date of grant. In the case of qualified retirement, death, disability or involuntary termination without cause, options vest immediately and the period over which the options can be exercised is shortened. Employees forfeit unvested options when they voluntarily terminate their employment with the company, and they have up to three months to exercise vested options before they are cancelled. In the case of involuntary termination with cause, the entire unexercised portion of the award is cancelled. All options may vest immediately upon a change of control, as defined in the award agreement. The following weighted-average assumptions were used in the Black-Scholes option pricing model in determining the fair value of stock options granted:

	2010	2009	2008
Risk-free interest rate (%)	2.2	1.6	3.0
Dividend yield (%)	3.2	3.4	3.8
Expected volatility (%)	54.0	44.2	33.2
Weighted-average option life (years)	4.8	4.6	4.6

The risk-free interest rate for periods within the expected option life is based on the U.S. Treasury yield curve in effect at the grant date. Expected volatility is based on the historical volatility of our stock.

Information regarding options issued under the current and all previous plans was as follows:

	Number of option shares	Weighted- average exercise price	Aggregate intrinsic value (in thousands)	Weighted- average remaining contractual term (in years)
Outstanding at December 31, 2007	3,284,229	$36.85
Granted	662,164	22.15
Exercised	(19,164)	20.24
Forfeited or expired	(821,834)	38.05
Outstanding at December 31, 2008	3,105,395	33.50
Granted	789,462	9.75
Exercised	(2,700)	9.73
Forfeited or expired	(1,050,870)	39.68
Outstanding at December 31, 2009	2,841,287	24.64
Granted	694,994	18.37
Exercised	(185,074)	11.08
Forfeited or expired	(438,291)	33.94
Outstanding at December 31, 2010	2,912,916	22.60	$10,881	4.0

Exercisable at December 31, 2008	1,977,119	$37.43
Exercisable at December 31, 2009	1,642,766	30.60
Exercisable at December 31, 2010	1,674,841	27.66	$1,895	2.8

The weighted-average grant-date fair value of options granted was $6.86 per share for 2010, $2.82 per share for 2009 and $4.92 per share for 2008. The intrinsic value of a stock award is the amount by which the fair value of the underlying stock exceeds the exercise price of the award. The total intrinsic value of options exercised was $1.8 million for 2010, $16,000 for 2009 and $0.1 million for 2008.

Restricted stock units – Certain management employees have the option to receive a portion of their bonus payment in the form of restricted stock units. When employees elect this payment method, we provide an additional matching amount of restricted stock units equal to one-half of the restricted stock units earned under the bonus plan. These awards vest two years from the date of grant. In the case of approved retirement, death, disability or change of control, the units vest immediately. In the case of involuntary termination without cause or voluntary termination, employees receive a cash payment for the units earned under the bonus plan, but forfeit the company-provided matching amount.

In addition to awards granted to employees, non-employee members of our board of directors can elect to receive all or a portion of their fees in the form of restricted stock units. Directors are issued shares in exchange for the units upon the earlier of the tenth anniversary of February 1st of the year following the year in which the non-employee director ceases to serve on the board or such other objectively determinable date pre-elected by the director.

Each restricted stock unit is convertible into one share of common stock upon completion of the vesting period. Information regarding our restricted stock units was as follows:

	Number of units	Weighted- average grant date fair value	Aggregate intrinsic value (in thousands)	Weighted- average remaining contractual term (in years)
Outstanding at December 31, 2007	53,110	$32.73
Granted	102,991	23.42
Vested	(10,720)	25.79
Outstanding at December 31, 2008	145,381	26.65
Granted	17,248	12.27
Vested	(39,685)	24.04
Forfeited	(2,636)	25.57
Outstanding at December 31, 2009	120,308	25.48
Granted	34,134	19.85
Vested	(68,607)	25.57
Outstanding at December 31, 2010	85,835	23.58	$1,976	8.1

Of the awards outstanding as of December 31, 2010, 9,482 restricted stock units were classified as liabilities in our consolidated balance sheet at a value of $0.2 million. As of December 31, 2010, these units had a fair value of $23.02 per unit and a weighted-average remaining contractual term of 1.1 year.

The total intrinsic value of restricted stock units vesting was $1.1 million for 2010, $0.6 million for 2009 and $0.1 million for 2008. We made cash payments to settle share-based liabilities of $2,000 in 2008. During 2010 and 2009, we did not settle any share-based liabilities in cash.

Restricted shares – Our restricted share awards have a set vesting period at which time the restrictions on the shares lapse. The vesting period on these awards currently ranges from one to three years. The restrictions lapse immediately in the case of qualified retirement, death or disability. In the case of involuntary termination without cause or a change of control, restrictions on a pro-rata portion of the shares lapse based on how much of the vesting period has passed. In the case of voluntary termination of employment or termination with cause, the unvested restricted shares are forfeited.

Information regarding unvested restricted shares was as follows:

	Number of shares	Weighted- average grant date fair value
Unvested at December 31, 2007	504,133	$29.78
Granted	242,993	22.08
Vested	(245,331)	30.46
Forfeited	(48,866)	27.48
Unvested at December 31, 2008	452,929	25.53
Granted	44,257	14.81
Vested	(205,685)	25.19
Forfeited	(23,292)	25.82
Unvested at December 31, 2009	268,209	24.00
Granted	52,400	20.00
Vested	(131,340)	26.01
Forfeited	(7,595)	21.83
Unvested at December 31, 2010	181,674	21.48

The total fair value of restricted shares vesting was $2.6 million for 2010, $2.5 million for 2009 and $5.2 million for 2008.

Employee stock purchase plan – During 2010, 109,496 shares were issued under this plan at prices of $15.82 and $17.49. During 2009, 173,568 shares were issued under this plan at prices of $9.80 and $13.30. During 2008, 156,157 shares were issued under this plan at prices of $20.69 and $12.16.

Note 11: Employee benefit plans

Profit sharing, defined contribution and 401(k) plans – We maintain a profit sharing plan, a defined contribution pension plan and a plan established under section 401(k) of the Internal Revenue Code to provide retirement benefits for certain employees. These plans cover a significant majority of our full-time employees, as well as some part-time employees. Employees are eligible to participate in the plans on the first day of the quarter following their first full year of service. We also provide cash bonus programs under which employees may receive cash bonus payments based on our operating performance.

Contributions to the profit sharing and defined contribution plans are made solely by Deluxe and are remitted to the plans’ respective trustees. Benefits provided by the plans are paid from accumulated funds of the trusts. In 2010, 2009 and 2008, contributions to the defined contribution pension plan equaled 4% of eligible compensation. Contributions to the profit sharing plan vary based on the company’s performance. Under the 401(k) plan, employees under the age of 50 could contribute up to the lesser of $16,500 or 50% of eligible wages during 2010. Employees 50 years of age or older could make contributions of up to $22,000 during 2010. Beginning on the first day of the quarter following an employee’s first full year of service, we match 100% of the first 1% of wages contributed by employees and 50% of the next 4% of wages contributed. All employee and employer contributions are remitted to the plans’ respective trustees and benefits provided by the plans are paid from accumulated funds of the trusts. Payments made under the cash bonus programs vary based on the company’s performance and are paid in cash directly to employees.

Employees are provided a broad range of investment options to choose from when investing their profit sharing, defined contribution and 401(k) plan funds. Investing in our common stock is not one of these options, although funds selected by employees may at times hold our common stock.

Beginning with the 2011 plan year, we will discontinue making contributions to the defined contribution pension plan. We expect the contribution made in early 2011 for the 2010 plan year to be our last contribution under this plan. Also, effective January 1, 2011, we modified the matching provisions of our 401(k) plan and began matching 100% of the first 1% of wages contributed by employees and 50% of the next 5% of wages contributed.

Expense recognized in the consolidated statements of income for these plans was as follows:

(in thousands)	2010	2009	2008
Profit sharing/cash bonus plans	$18,500	$22,751	$623
Defined contribution pension plan	8,664	9,953	11,614
401(k) plan	5,636	6,312	7,936

Deferred compensation plan – We have a non-qualified deferred compensation plan that allows eligible employees to defer a portion of their compensation. Participants can elect to defer up to a maximum of 100 percent of their base salary plus up to 50 percent of their bonus for the year. The compensation deferred under this plan is credited with earnings or losses measured by the mirrored rate of return on phantom investments elected by plan participants, which are similar to the investments available in our defined contribution pension plan. Each participant is fully vested in all deferred compensation and earnings. A participant may elect to receive deferred amounts in one payment or in monthly installments upon termination of employment or disability. Our total liability under this plan was $2.9 million as of December 31, 2010 and $3.5 million as of December 31, 2009. These amounts are reflected in accrued liabilities and other non-current liabilities in the consolidated balance sheets. We fund this liability through investments in company-owned life insurance policies. These investments are included in long-term investments in the consolidated balance sheets and totaled $12.9 million as of December 31, 2010 and $15.0 million as of December 31, 2009.

Voluntary employee beneficiary association (VEBA) trust – We have formed a VEBA trust to fund employee and retiree medical costs and severance benefits. Contributions to the VEBA trust are tax deductible, subject to limitations contained in the Internal Revenue Code. VEBA assets primarily consist of fixed income investments. We made contributions to the VEBA trust of $39.4 million in 2010, $40.3 million in 2009 and $36.1 million in 2008. As of December 31, 2010, the prepaid balance in the VEBA trust exceeded our liability for incurred but not reported medical claims by $1.0 million. This amount is reflected in other current assets in our consolidated balance sheet. Our liability for incurred but not reported medical claims exceeded the prepaid balance in the VEBA trust by $0.1 million as of December 31, 2009. This amount is reflected in accrued liabilities in our consolidated balance sheet.

Note 12: Pension and other postretirement benefits

We have historically provided certain health care benefits for a large number of retired employees. Employees hired prior to January 1, 2002 become eligible for benefits if they attain the appropriate years of service and age prior to retirement. Employees hired on January 1, 2002 or later are not eligible to participate in our retiree health care plan. In addition to our retiree health care plan, we also have a supplemental executive retirement plan (SERP) in the United States. Additionally, we had a pension plan that covered certain Canadian employees which was settled during 2009 and we had a Canadian SERP which was settled during 2008.

Effective April 30, 2009, we amended our postretirement benefit plan to decrease the minimum age for eligibility to receive the maximum available benefits from age 58 to age 51 and to decrease the service requirement for maximum retiree cost sharing from 30 years to 25 years. As a result of this amendment, the plan assets and liabilities were re-measured as of April 30, 2009, reducing the underfunded amount of the plan from $60.4 million as of December 31, 2008 to $55.9 million as of April 30, 2009. The reduction in the underfunded amount was primarily due to a change in the discount rate assumption from 6.6% as of December 31, 2008 to 7.25% as of April 30, 2009. The other actuarial assumptions were consistent with those utilized in our determination of the benefit obligation and funded status as of December 31, 2008. Prior to the April 30, 2009 plan amendment and re-measurement, unrecognized actuarial gains and losses were being amortized over the average remaining service period of plan participants, which was 8.2 years as of December 31, 2008. Because the plan amendment increased the number of participants currently eligible to receive the maximum available benefits, almost all of the plan participants were classified as inactive subsequent to the plan amendment. As such, actuarial gains and losses are required to be amortized over the average remaining life expectancy of inactive plan participants, which was 18.8 years as of April 30, 2009. This change resulted in a $5.2 million decrease in postretirement benefit expense for 2009, as compared to the expense we had expected for 2009 prior to the plan amendments.

Obligations and funded status – The following tables summarize the change in benefit obligation, plan assets and funded status during 2010 and 2009:

(in thousands)	Postretirement benefit plan	Pension plans
Change in benefit obligation:
Benefit obligation, December 31, 2008	$129,165	$9,261
Interest cost	8,560	261
Actuarial loss (gain) – net	7,741	(252)
Benefits paid from plan assets, the VEBA trust (see Note 11) and company funds	(11,320)	(368)
Plan amendments	4,065	—
Settlement	—	(5,252)
Medicare Part D reimbursements	704	—
Currency translation adjustment	—	(195)
Benefit obligation, December 31, 2009	138,915	3,455
Interest cost	7,282	179
Actuarial loss – net	5,781	198
Benefits paid from the VEBA trust (see Note 11) and company funds	(11,363)	(324)
Medicare Part D reimbursements	726	—
Benefit obligation, December 31, 2010	$141,341	$3,508

Change in plan assets:
Fair value of plan assets, December 31, 2008	$68,728	$5,212
Actual gain on plan assets	21,592	172
Company contributions	—	84
Benefits and expenses paid	—	(44)
Settlement	—	(5,252)
Currency translation adjustment	—	(172)
Fair value of plan assets, December 31, 2009	90,320	—
Actual gain on plan assets	10,990	—
Fair value of plan assets, December 31, 2010	$101,310	$—

Funded status, December 31, 2009	$(48,595)	$(3,455)
Funded status, December 31, 2010	$(40,031)	$(3,508)

Plan assets of our postretirement medical plan do not include the assets of the VEBA trust discussed in Note 11. Plan assets consist only of those assets invested in a trust established under section 401(h) of the Internal Revenue Code. These assets can be used only to pay retiree medical benefits for employees who retired after 1986, which represents 79% of the total number of retirees receiving medical benefits as of December 31, 2010. The assets of the VEBA trust may be used to pay medical and severance benefits for both active and retired employees.

For the United States SERP plan as of December 31, 2010 and 2009, the accumulated benefit obligation equaled the projected benefit obligation as of both dates.

Amounts recognized in the consolidated balance sheets as of December 31 were as follows:

	Postretirement benefit plan		Pension plan
(in thousands)	2010	2009	2010	2009
Accrued liabilities	$—	$—	$324	$324
Other non-current liabilities	40,031	48,595	3,184	3,131

Amounts included in other comprehensive loss that have not been recognized as components of postretirement benefit expense were as follows:

	Postretirement benefit plan		Pension plan
(in thousands)	2010	2009	2010	2009
Unrecognized prior service credit	$(24,440)	$(28,182)	$—	$—
Unrecognized net actuarial loss (gain)	108,358	111,748	161	(36)
Tax effect	(31,334)	(31,201)	(53)	21
Amount recognized in accumulated other comprehensive loss, net of tax	$52,584	$52,365	$108	$(15)

The unrecognized prior service credit for our postretirement benefit plan resulted from a 2003 curtailment and other plan amendments. These changes resulted in a reduction of the accumulated postretirement benefit obligation. This reduction was first used to reduce any existing unrecognized prior service cost, then to reduce any remaining unrecognized transition obligation. The excess is the unrecognized prior service credit. The prior service credit is being amortized on the straight-line basis over a weighted-average period of 16 years. Unrecognized actuarial gains and losses are being amortized over the average remaining life expectancy of inactive plan participants, which is currently 17.4 years. The unrecognized net actuarial loss for our postretirement benefit plan resulted from experience different from that assumed and from changes in assumptions.

Amounts included in accumulated other comprehensive loss as of December 31, 2010 which we expect to recognize in postretirement benefit expense during 2011 are as follows:

(in thousands)	Postretirement benefit plan
Prior service credit	$(3,742)
Net actuarial loss	5,415
Total	$1,673

Net pension and postretirement benefit expense – Net pension and postretirement benefit expense for the years ended December 31 consisted of the following components:

	Postretirement benefit plan			Pension plans
(in thousands)	2010	2009	2008	2010	2009	2008
Service cost	$—	$—	$94	$—	$—	$—
Interest cost	7,282	8,560	7,955	179	262	497
Expected return on plan assets	(7,226)	(5,919)	(8,732)	—	(57)	(265)
Amortization of prior service credit	(3,742)	(3,815)	(3,959)	—	—	—
Amortization of net actuarial loss	5,406	8,383	9,477	—	9	8
Total periodic benefit expense	1,720	7,209	4,835	179	214	240
Settlement loss	—	—	—	—	402	221
Net periodic benefit expense	$1,720	$7,209	$4,835	$179	$616	$461

Actuarial assumptions – In measuring benefit obligations as of December 31, the following discount rate assumptions were used:

	Postretirement benefit plan		Pension plan
	2010	2009	2010	2009
Discount rate	4.90%	5.45%	4.90%	5.45%

The discount rate assumption is based on the rates of return on high-quality, fixed-income instruments currently available whose cash flows match the timing and amount of expected benefit payments. In determining the discount rate, we utilize the Hewitt Top Quartile and the Citigroup Pension Discount yield curves to discount each cash flow stream at an interest rate specifically applicable to the timing of each respective cash flow. The present value of each cash flow stream is aggregated and used to impute a weighted-average discount rate.

In measuring net periodic benefit expense for the years ended December 31, the following assumptions were used:

	Postretirement benefit plan			Pension plans
	2010	2009	2008	2010	2009	2008
Discount rate(1)	5.45%	7.25%	6.20%	5.45%	4.06% - 6.60%	4.43% - 6.20%
Expected return on plan assets	8.00%	8.50%	8.50%	—	4.50%	4.50%

(1) For 2009, the rate presented for our postretirement benefit plan was used from April 30, 2009 through December 31, 2009, the period subsequent to the 2009 plan amendments. A discount rate of 6.60% was used for the period from January 1, 2009 through April 30, 2009.

In determining the expected long-term rate of return on plan assets, we utilize our historical returns and then adjust these returns for estimated inflation. Our inflation assumption is primarily based on analysis of historical inflation data.

In measuring the benefit obligation for our postretirement benefit plan, the following assumptions for health care cost trend rates were used:

	2010	2009	2008
	All participants	All participants	Participants under age 65	Participants over age 65
Health care cost trend rate assumed for next year	7.75%	8.00%	7.50%	8.50%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%	5.25%	5.25%
Year that the rate reaches the ultimate trend rate	2017	2017	2012	2014

Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

(in thousands)	One-percentage-point increase	One-percentage-point decrease
Effect on total of service and interest cost	$107	$(103)
Effect on benefit obligation	2,178	(2,096)

Plan assets – The allocation of plan assets by asset category as of December 31 was as follows:

	Postretirement benefit plan
	2010	2009
U.S. large capitalization equity securities	34%	33%
International equity securities	18%	18%
Mortgage-backed securities	14%	14%
Government debt securities	13%	8%
U.S. corporate debt securities	10%	14%
U.S. small and mid-capitalization equity securities	8%	7%
Other debt securities	3%	6%
Total	100%	100%

Our postretirement benefit plan has assets that are intended to meet long-term obligations. In order to meet these obligations, we employ a total return investment approach which considers cash flow needs and balances long-term projected returns against expected asset risk, as measured using projected standard deviations. Risk tolerance is established through consideration of projected plan liabilities, the plan’s funded status, projected liquidity needs and current corporate financial condition.

We adopted new target asset allocation percentages for our postretirement benefit plan in August 2009 based on our liability and asset projections. The targeted allocation of plan assets is 33% large capitalization equity securities, 42% fixed income securities, 18% international equity securities and 7% small and mid-capitalization equity securities.

Information regarding fair value measurements of plan assets as of December 31, 2010 was as follows:

		Fair value measurements using
(in thousands)	Fair value as of December 31, 2010	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
U.S. large capitalization equity securities	$34,332	$34,332	$—	$—
International equity securities	18,357	18,357	—	—
Mortgage-backed securities	14,113	—	14,113	—
Government debt securities	13,531	7,544	5,987	—
U.S. corporate debt securities	9,725	8,611	1,114	—
U.S. small and mid-capitalization equity securities	8,153	8,153	—	—
Other debt securities	3,099	2,825	274	—
Total	$101,310	$79,822	$21,488	$—

Information regarding fair value measurements of plan assets as of December 31, 2009 was as follows:

		Fair value measurements using
(in thousands)	Fair value as of December 31, 2009	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
U.S. large capitalization equity securities	$29,941	$29,941	$—	$—
International equity securities	16,219	16,219	—	—
U.S. corporate debt securities	12,845	9,347	3,498	—
Mortgage-backed securities	12,647	—	12,647	—
Government debt securities	6,665	5,270	1,395	—
U.S. small and mid-capitalization equity securities	6,484	6,484	—	—
Other debt securities	5,519	4,874	645	—
Total	$90,320	$72,135	$18,185	$—

The fair value of mortgage-backed securities is estimated using pricing models with inputs derived principally from observable market data. The fair value of our other Level 2 debt securities is typically estimated using pricing models, quoted prices of securities with similar characteristics or discounted cash flow calculations that maximize observable inputs, such as current yields for similar instruments adjusted for trades and other pertinent market information.

Investments, in general, are subject to various risks, including credit, interest and overall market volatility risks. During 2008, the equity and bond markets experienced a significant decline in value. As such, the fair values of our plan assets decreased significantly during the year, contributing to higher postretirement benefit expense in 2009. See Note 17 for a discussion of market risks related to our plan assets.

Cash flows – We are not contractually obligated to make contributions to the assets of our postretirement benefit plan, and we do not anticipate making any such contributions during 2011. However, we do anticipate that we will pay net retiree medical benefits of $10.4 million during 2011.

We have fully funded the United States SERP obligation with investments in company-owned life insurance policies. The cash surrender value of these policies is included in long-term investments in the consolidated balance sheets and totaled $6.3 million as of December 31, 2010 and $6.0 million as of December 31, 2009. We plan to pay pension benefits of $0.3 million during 2011.

The following benefit payments are expected to be paid during the years indicated:
	Postretirement benefit plan			Pension plan
(in thousands)	Gross benefit payments	Expected Medicare subsidy	Net benefit payments	Gross benefit payments
2011	$11,300	$900	$10,400	$320
2012	11,900	1,000	10,900	310
2013	12,700	1,100	11,600	300
2014	13,500	1,200	12,300	300
2015	13,500	1,200	12,300	290
2016 – 2020	64,400	7,100	57,300	1,330

Note 13: Debt and leases

Debt outstanding as of December 31 was as follows:

(in thousands)	2010	2009
5.0% senior, unsecured notes due December 15, 2012, net of discount, including cumulative change in fair value of hedged debt: 2010 - $4,879 increase; 2009 - $254 decrease	$284,843	$279,533
5.125% senior, unsecured notes due October 1, 2014, net of discount	263,279	263,220
7.375% senior, unsecured notes due June 1, 2015	200,000	200,000
Long-term portion of debt	748,122	742,753
Amounts drawn on credit facilities	7,000	26,000
Total debt	$755,122	$768,753

Our senior, unsecured notes include covenants that place restrictions on the issuance of additional debt, the execution of certain sale-leaseback agreements and limitations on certain liens. Discounts from par value are being amortized ratably as increases to interest expense over the term of the related debt.

In May 2007, we issued $200.0 million of 7.375% senior, unsecured notes maturing on June 1, 2015. The notes were issued via a private placement under Rule 144A of the Securities Act of 1933. These notes were subsequently registered with the SEC via a registration statement which became effective on June 29, 2007. Interest payments are due each June and December. The notes place a limitation on restricted payments, including increases in dividend levels and share repurchases. This limitation does not apply if the notes are upgraded to an investment-grade credit rating. Principal redemptions may be made at our election at any time on or after June 1, 2011 at redemption prices ranging from 100% to 103.688% of the principal amount. In addition, at any time prior to June 1, 2011, we may redeem some or all of the notes at a price equal to 100% of the principal amount plus accrued and unpaid interest and a make-whole premium. If we sell certain of our assets or experience specific types of changes in control, we must offer to purchase the notes at 101% of the principal amount. Proceeds from the offering, net of offering costs, were $196.3 million. These proceeds were subsequently used on October 1, 2007 as part of our repayment of $325.0 million of unsecured notes plus accrued interest. The fair value of the notes issued in May 2007 was $203.8 million as of December 31, 2010, based on quoted prices for identical liabilities when traded as assets.

In October 2004, we issued $275.0 million of 5.125% senior, unsecured notes maturing on October 1, 2014. The notes were issued via a private placement under Rule 144A of the Securities Act of 1933. These notes were subsequently registered with the SEC via a registration statement which became effective on November 23, 2004. Interest payments are due each April and October. Proceeds from the offering, net of offering costs, were $272.3 million. These proceeds were used to repay commercial paper borrowings used for the acquisition of NEBS in 2004. During the quarter ended March 31, 2009, we retired $11.5 million of these notes, realizing a pre-tax gain of $4.1 million. As of December 31, 2010, the fair value of the $263.5 million remaining notes outstanding was $263.5 million, based on quoted prices for identical liabilities when traded as assets.

In December 2002, we issued $300.0 million of 5.0% senior, unsecured notes maturing on December 15, 2012. These notes were issued under our shelf registration statement covering up to $300.0 million in medium-term notes, thereby exhausting that registration statement. Interest payments are due each June and December. Principal redemptions may be made at our election prior to the stated maturity. Proceeds from the offering, net of offering costs, were $295.7 million. These proceeds were used for general corporate purposes, including funding share repurchases, capital asset purchases and working capital. During the quarter ended March 31, 2009, we retired $19.7 million of these notes, realizing a pre-tax gain of $5.7 million. As of December 31, 2010, the fair value of the $280.3 million remaining notes outstanding was $284.7 million, based on quoted prices for identical liabilities when traded as assets. As discussed in Note 6, during September 2009, we entered into interest rate swaps with a notional amount of $210.0 million to hedge a portion of these notes. The fair value of long-term debt disclosed here does not reflect the impact of these fair value hedges. The carrying amount of long-term debt has increased $4.9 million since the inception of the interest rate swaps due to changes in the fair value of the hedged long-term debt.

As of December 31, 2009, we had a $275.0 million committed line of credit which was scheduled to expire in July 2010. In March 2010, we cancelled this line of credit and executed a new $200.0 million credit facility, which expires in March 2013. Borrowings under the credit facility are collateralized by substantially all of our assets. Our commitment fee ranges from 0.40% to 0.50% based on our leverage ratio. The credit agreement governing the credit facility contains customary covenants regarding limits on levels of subsidiary indebtedness and capital expenditures, liens, investments, acquisitions, certain mergers, certain asset sales outside the ordinary course of business, and change in control as defined in the agreement. The agreement also contains financial covenants regarding our leverage ratio, interest coverage and liquidity.

The daily average amount outstanding under our credit facilities during 2010 was $50.0 million at a weighted-average interest rate of 3.20%. As of December 31, 2010, $7.0 million was outstanding at a weighted-average interest rate of 5.25%. During 2009, the daily average amount outstanding under our line of credit was $69.3 million at a weighted-average interest rate of 0.76%. As of December 31, 2009, $26.0 million was outstanding at an average interest rate of 0.67%. As of December 31, 2010, amounts were available for borrowing under our credit facility as follows:

(in thousands)	Total available
Credit facility commitment	$200,000
Amounts drawn on credit facility	(7,000)
Outstanding letters of credit	(9,256)
Net available for borrowing as of December 31, 2010	$183,744

Absent certain defined events of default under our debt instruments, and as long as our ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) to interest expense is in excess of two to one, our debt covenants do not restrict our ability to pay cash dividends at our current rate, although we are limited to an annual amount of $70 million under the terms of our credit facility. If our ratio of EBITDA to interest expense falls below two to one, there would also be limitations on our ability to issue additional debt.

We have operating leases on certain facilities and equipment. As of December 31, 2010, future minimum lease payments under noncancelable operating leases with an initial term in excess of one year were as follows:

(in thousands)	Operating leases
2011	$9,365
2012	5,858
2013	4,240
2014	1,327
2015	85
Total minimum lease payments	$20,875

Total future minimum lease payments under noncancelable operating leases have not been reduced by minimum sublease rentals due under noncancelable subleases. As of December 31, 2010, minimum future sub-lease rental income was $0.4 million.

The composition of rent expense for the years ended December 31 was as follows:

(in thousands)	2010	2009	2008
Minimum rentals	$10,313	$8,180	$9,811
Sublease rentals	(190)	(1,677)	(2,028)
Net rental expense	$10,123	$6,503	$7,783

Note 14: Other commitments and contingencies

Indemnifications – In the normal course of business, we periodically enter into agreements that incorporate general indemnification language. These indemnifications encompass such items as product or service defects, including breach of security, intellectual property rights, governmental regulations and/or employment-related matters. Performance under these indemnities would generally be triggered by our breach of the terms of the contract. In disposing of assets or businesses, we often provide representations, warranties and/or indemnities to cover various risks including, for example, unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities and legal fees related to periods prior to disposition. We do not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However, we have no reason to believe that any likely liability under these indemnities would have a material adverse effect on our financial position, annual results of operations or annual cash flows. We have recorded liabilities for known indemnifications related to environmental matters.
Environmental matters – We are currently involved in environmental compliance, investigation and remediation activities at some of our current and former sites, primarily printing facilities of our Financial Services and Small Business Services segments which have been sold. Remediation costs are accrued on an undiscounted basis when the obligations are either known or considered probable and can be reasonably estimated. Remediation or testing costs that result directly from the sale of an asset and which we would not have otherwise incurred are considered direct costs of the sale of the asset. As such, they are included in our measurement of the carrying value of the asset sold.

Accruals for environmental matters were $9.3 million as of December 31, 2010 and $9.4 million as of December 31, 2009, primarily related to facilities which have been sold. These accruals are included in accrued liabilities and other long-term liabilities in the consolidated balance sheets. Accrued costs consist of direct costs of the remediation activities, primarily fees which will be paid to outside engineering and consulting firms. Although recorded accruals include our best estimates, our total costs cannot be predicted with certainty due to various factors such as the extent of corrective action that may be required, evolving environmental laws and regulations and advances in environmental technology. Where the available information is sufficient to estimate the amount of the liability, that estimate is used. Where the information is only sufficient to establish a range of probable liability and no point within the range is more likely than any other, the lower end of the range is recorded. We do not believe that the range of possible outcomes could have a material effect on our financial condition, results of operations or liquidity. Expense reflected in our consolidated statements of income for environmental remediation costs was $0.9 million in 2010, $1.3 million in 2009 and $0.3 million in 2008.

As of December 31, 2010, $7.2 million of the costs included in our environmental accruals were covered by an environmental insurance policy which we purchased during 2002. The insurance policy covers up to $12.9 million of remediation costs, of which $5.7 million had been paid through December 31, 2010. This insurance policy does not cover properties acquired subsequent to 2002. However, costs included in our environmental accruals for such properties were not material as of December 31, 2010. We do not anticipate significant net cash outlays for environmental matters in 2011. The insurance policy also covers up to $10.0 million of third-party claims through 2032 at certain owned, leased and divested sites, as well as any new conditions discovered at certain owned or leased sites through 2012. We consider the realization of recovery under the insurance policy to be probable based on the insurance contract in place with a reputable and financially-sound insurance company. As our environmental accruals include our best estimates of these costs, we have recorded receivables from the insurance company within other current assets and other non-current assets based on the amounts of our environmental accruals for insured sites.

During 2009, we purchased an additional environmental site liability insurance policy providing coverage on facilities which we acquired subsequent to 2002. This policy covers liability for claims of bodily injury or property damage arising from pollution events at the covered facilities. The policy also provides remediation coverage should we be required by a governing authority to perform remediation activities at the covered sites. The policy provides coverage of up to $15 million through April 2019. No accruals have been recorded in our consolidated financial statements for any of the events contemplated in this insurance policy.

Self-insurance – We are self-insured for certain costs, primarily workers’ compensation claims and medical and dental benefits. The liabilities associated with these items represent our best estimate of the ultimate obligations for reported claims plus those incurred, but not reported. The liability for workers’ compensation, which totaled $4.7 million as of December 31, 2010 and $5.8 million as of December 31, 2009, is accounted for on a present value basis. The difference between the discounted and undiscounted workers’ compensation liability was insignificant as of December 31, 2010 and was $0.1 million as of December 31, 2009. We record liabilities for medical and dental benefits for active employees and those employees on long-term disability. Our liability for active employees is not accounted for on a present value basis as we expect the benefits to be paid in a relatively short period of time. Our liability for those employees on long-term disability is accounted for on a present value basis. Our total liability for these medical and dental benefits totaled $4.2 million as of December 31, 2010 and $4.7 million as of December 31, 2009. The difference between the discounted and undiscounted medical and dental liability was $0.4 million as of December 31, 2010 and $0.6 million as of December 31, 2009.

Our self-insurance liabilities are estimated, in part, by considering historical claims experience, demographic factors and other actuarial assumptions. The estimated accruals for these liabilities could be significantly affected if future events and claims differ from these assumptions and historical trends.

Note 15: Shareholders’ equity

Shares outstanding – Shares of common stock outstanding were as follows:

(in thousands)	2010	2009	2008
Balance, beginning of year	$51,189	$51,131	$51,887
Issued	410	237	380
Repurchased	(167)	(120)	(1,054)
Retired	(94)	(59)	(82)
Balance, end of year	$51,338	$51,189	$51,131

Share repurchases – We have an outstanding authorization from our board of directors to purchase up to 10 million shares of our common stock. This authorization has no expiration date, and 6.2 million shares remained available for purchase under this authorization as of December 31, 2010. We repurchased 0.2 million shares during 2010 for $3.0 million, 0.1 million shares during 2009 for $1.3 million and 1.1 million shares during 2008 for $21.8 million.

Common stock purchase rights – In February 1988, we adopted a shareholder rights plan under which common stock purchase rights automatically attach to each share of common stock we issue. The rights plan is governed by a rights agreement between us and Wells Fargo Bank, National Association, as rights agent. This agreement most recently was amended and restated as of December 20, 2006 (Restated Agreement).

Pursuant to the Restated Agreement, upon the occurrence of certain events, each right will entitle the holder to purchase one share of common stock at an exercise price of $100. The exercise price may be adjusted from time to time upon the occurrence of certain events outlined in the Restated Agreement. In certain circumstances described in the Restated Agreement, if (i) any person becomes the beneficial owner of 20% or more of the company’s common stock, (ii) the company is acquired in a merger or other business combination or (iii) upon the occurrence of other events, each right will entitle its holder to purchase a number of shares of common stock of the company, or the acquirer or the surviving entity if the company is not the surviving corporation in such a transaction. The number of shares purchasable at the then-current exercise price will be equal to the exercise price of the right divided by 50% of the then-current market price of one share of common stock of the company, or other surviving entity, subject to adjustments provided in the Restated Agreement. The rights expire December 31, 2016, and may be redeemed by the company at a price of $.01 per right at any time prior to the occurrence of the circumstances described above. The Restated Agreement requires an independent director review of the plan at least once every three years. The most recent review was completed in December 2009.

Accumulated other comprehensive loss – The components of accumulated other comprehensive loss as of December 31 were comprised of the following:

(in thousands)	2010	2009	2008
Postretirement and defined benefit pension plans:
Unrealized prior service credit	$15,651	$17,978	$22,858
Unrealized net actuarial losses	(68,343)	(70,328)	(81,019)
Postretirement and defined benefit pension plans, net of tax	(52,692)	(52,350)	(58,161)
Loss on derivatives, net of tax(1)	(4,522)	(5,841)	(7,498)
Net unrealized gain on marketable securities, net of tax	13	—	—
Currency translation adjustment	7,189	5,373	705
Accumulated other comprehensive loss	$(50,012)	$(52,818)	$(64,954)

(1) Relates to interest rate locks executed in 2004 and 2002. See Note 6 for further information regarding these financial instruments.

Note 16: Business segment information

We operate three reportable business segments: Small Business Services, Financial Services and Direct Checks. Small Business Services sells personalized printed products, which include business checks, printed forms, promotional products, marketing materials and related services, as well as retail packaging supplies and a suite of business services, including web design and hosting, fraud protection, payroll, logo design, search engine marketing and business networking, to small businesses. These products and services are sold through direct response advertising via mail and the internet, referrals from financial institutions and telecommunications clients, independent distributors and dealers, and sales representatives. Financial Services’ products and services for financial institutions include comprehensive check programs for both personal and business checks, fraud prevention and monitoring services, customer acquisition campaigns, marketing communications, regulatory program services, and services intended to enhance the financial institution customer experience, such as customer loyalty programs. These products and services are sold through multiple channels, including a direct sales force. Direct Checks sells personal and business checks and related products and services directly to consumers through direct response marketing and the internet. All three segments operate primarily in the United States. Small Business Services also has operations in Canada and portions of Europe. No single customer accounted for more than 10% of revenue in 2010, 2009 or 2008.

The accounting policies of the segments are the same as those described in Note 1. We allocate corporate costs for our shared services functions to our business segments, including costs of our executive management, human resources, supply chain, finance, information technology and legal functions. Generally, where costs incurred are directly attributable to a business segment, primarily within the areas of information technology, supply chain and finance, those costs are charged directly to that segment. Because we use a shared services approach for many of our functions, certain costs are not directly attributable to a business segment. These costs are allocated to our business segments based on segment revenue, as revenue is a measure of the relative size and magnitude of each segment and indicates the level of corporate shared services consumed by each segment. Corporate assets are not allocated to the segments and consist primarily of property, plant and equipment, internal-use software, inventories and supplies related to our corporate shared services functions of manufacturing, information technology and real estate, as well as long-term investments. Depreciation and amortization expense related to corporate assets which was allocated to the segments was $38.8 million in 2010, $37.1 million in 2009 and $31.9 million in 2008.

We are an integrated enterprise, characterized by substantial intersegment cooperation, cost allocations and the sharing of assets. Therefore, we do not represent that these segments, if operated independently, would report the operating income and other financial information shown.

The following is our segment information as of and for the years ended December 31:

		Reportable business segments
(in thousands)		Small Business Services	Financial Services	Direct Checks	Corporate	Consolidated
Revenue from external customers:	2010	$796,254	$390,331	$215,652	$—	$1,402,237
	2009	785,109	396,353	162,733	—	1,344,195
	2008	851,060	430,018	187,584	—	1,468,662
Operating income:	2010	137,534	84,158	59,852	—	281,544
	2009	60,804	75,091	54,694	—	190,589
	2008	90,078	65,540	53,616	—	209,234
Depreciation and amortization expense:	2010	45,163	11,788	16,964	—	73,915
	2009	52,507	10,946	4,312	—	67,765
	2008	49,947	9,664	4,349	—	63,960
Asset impairment charges:	2010	—	—	—	—	—
	2009	24,900	—	—	—	24,900
	2008	9,942	—	—	—	9,942
Total assets:	2010	772,799	66,065	178,880	290,947	1,308,691
	2009	778,191	57,716	96,288	279,015	1,211,210
	2008	785,555	47,872	100,535	285,023	1,218,985
Capital asset purchases:	2010	—	—	—	43,932	43,932
	2009	—	—	—	44,266	44,266
	2008	—	—	—	31,865	31,865

Revenue by product for each year was as follows:

(in thousands)	2010	2009	2008
Checks, including contract settlements	$896,563	$853,729	$934,367
Other printed products, including forms	284,816	296,550	345,570
Services, primarily business	121,881	90,918	57,711
Accessories and promotional products	78,659	81,249	102,203
Packaging supplies and other	20,318	21,749	28,811
Total revenue	$1,402,237	$1,344,195	$1,468,662

During 2010, we modified the manner in which we determine revenue by product. Small Business Services may, at times, sell several items bundled together as one product, such as checks, deposit tickets and stamps. Previously, we were unable to determine the amount of revenue for each item and thus, the entire amount of revenue for the product was reported as check revenue. Due to changes in our information technology systems, we are now able to attribute that revenue to our various product categories. In addition, we are able to access better information regarding outsourced products and we can more accurately reflect them in our product categories. Amounts for 2009 and 2008 have been reclassified to conform to the 2010 presentation. These reclassifications were not significant.

The following information is based on the geographic locations of our subsidiaries:

(in thousands)	2010	2009	2008
Revenue from external customers:
United States	$1,325,163	$1,275,885	$1,397,759
Foreign, primarily Canada	77,074	68,310	70,903
Total revenue	$1,402,237	$1,344,195	$1,468,662

Long-lived assets:
United States	$1,124,095	$1,035,705	$1,036,140
Foreign, primarily Canada	13,359	16,006	15,759
Total long-lived assets	$1,137,454	$1,051,711	$1,051,899

Note 17: Market risks

Due to the downturn in the U.S. economy, including the liquidity crisis in the credit markets, as well as failures and consolidations of companies within the financial services industry since 2008, we have identified certain market risks which may affect our future operating performance.

Economic conditions – As discussed in Note 7, during the quarter ended March 31, 2009, we completed impairment analyses of goodwill and our indefinite-lived trade name due to indicators of potential impairment. We recorded a goodwill impairment charge of $20.0 million in our Small Business Services segment related to one of our reporting units, as well as an impairment charge of $4.9 million in our Small Business Services segment related to an indefinite-lived trade name. The annual impairment analyses completed during the quarter ended September 30, 2010 indicated that the calculated fair values of our reporting units’ net assets exceeded their carrying values by amounts between $43 million and $546 million, or by amounts between 55% and 442% above the carrying values of their net assets. The calculated fair value of our indefinite-lived trade name exceeded its carrying value of $19.1 million by $5.0 million based on the analysis completed during the quarter ended September 30, 2010. Due to the ongoing uncertainty in market conditions, which may negatively impact our expected operating results or share price, we will continue to monitor whether additional impairment analyses are required with respect to the carrying value of goodwill and the indefinite-lived trade name.

Postretirement benefit plan – The fair value of our postretirement benefit plan assets is subject to various risks, including credit, interest and overall market volatility risks. During 2008, the equity markets experienced a significant decline in value. As such, the fair value of our plan assets decreased significantly during the year, resulting in a $29.9 million increase in the unfunded status of our plan as compared to the end of the previous year. This affected the amounts reported in the consolidated balance sheet as of December 31, 2008 and also contributed to an increase in postretirement benefit expense of $2.4 million in 2009, as compared to 2008. The fair value of our plan assets recovered during 2009 and 2010, increasing $21.6 million during 2009 and $11.0 million during 2010. If the equity and bond markets decline in future periods, the funded status of our plan could again be materially affected. This could result in higher postretirement benefit expense in the future, as well as the need to contribute increased amounts of cash to fund the benefits payable under the plan, although our obligation is limited to funding benefits as they become payable. We did not use plan assets to make benefit payments during 2010 or 2009. Rather, we used cash provided by operating activities to make these payments.
Financial institution clients – Continued turmoil in the financial services industry, including further bank failures and consolidations, could have a significant impact on our consolidated results of operations if we were to lose a significant amount of business and/or we were unable to recover the value of an unamortized contract acquisition cost or account receivable. As of December 31, 2010, unamortized contract acquisition costs totaled $57.5 million, while liabilities for contract acquisition costs not paid as of December 31, 2010 were $18.5 million. The inability to recover amounts paid to one or more of our larger financial institution clients could have a significant negative impact on our consolidated results of operations.

Note 18: Supplemental guarantor financial information

    In March 2011, we issued $200.0 million of long-term notes due in March 2019. The notes were issued under a private placement under Rule 144A of the Securities Act of 1933. We anticipate registering the notes with the Securities and Exchange Commission via a registration statement within 340 days of March 15, 2011. These notes are jointly and severally guaranteed on a full and unconditional basis, subject to the release provisions described herein, by certain 100%-owned subsidiaries that guarantee any of our other indebtedness. These subsidiaries also guarantee our obligations under our credit facility and our long-term notes due in 2015. The subsidiary guarantees with respect to the notes due in March 2019 are subject to release upon the sale of all or substantially all of a subsidiary’s assets, when the requirements for legal defeasance of the guaranteed securities have been satisfied, when the subsidiary is declared an unrestricted subsidiary, or upon satisfaction and discharge of the indenture.

    The following condensed supplemental consolidating financial information reflects the summarized financial information of Deluxe Corporation, the guarantors on a combined basis and the non-guarantor subsidiaries on a combined basis. Separate financial statements of the guarantors are not presented because the guarantors are jointly, severally, fully and unconditionally liable under the guarantees, subject to the release provisions described herein, and we believe that the condensed consolidating financial statements presented are sufficient to provide an understanding of the financial position, results of operations and cash flows of the guarantors.

    We are an integrated enterprise, characterized by substantial intersegment cooperation, cost allocations and the sharing of assets. Therefore, we do not represent that the financial information presented is indicative of the financial position, results of operations or cash flows which the entities would have reported if they had operated independently. The condensed consolidating financial statements should be read in conjunction with our consolidated financial statements.

Deluxe Corporation
Condensed Consolidating Balance Sheet

	December 31, 2010
(in thousands)	Deluxe Corporation	Guarantor subsidiaries	Non- guarantor subsidiaries	Eliminations	Total
ASSETS
Current Assets:
Cash and cash equivalents	$3,197	$683	$13,503	$—	$17,383
Trade accounts receivable, net	—	53,679	12,792	—	66,471
Inventories and supplies	—	19,350	2,310	—	21,660
Deferred income taxes	2,854	6,303	233	—	9,390
Funds held for customers	—	—	35,720	—	35,720
Other current assets	9,463	8,047	3,103	—	20,613
Total current assets	15,514	88,062	67,661	—	171,237
Long-term Investments	34,905	2,427	78		37,410
Property, Plant and Equipment, net	—	102,427	17,794	—	120,221
Assets Held for Sale	—	4,527	—	—	4,527
Intangibles, net	—	151,512	3,600	—	155,112
Goodwill	—	723,938	1,999	—	725,937
Investments In Consolidated Subsidiaries	986,484	615	—	(987,099)	—
Intercompany (Payable) Receivable	(68,348)	114,299	(45,951)	—	—
Other Non-Current Assets	12,337	71,032	10,878	—	94,247
Total assets	$980,892	$1,258,839	$56,059	$(987,099)	$1,308,691

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$11,697	$42,798	$5,983	$—	$60,478
Accrued liabilities	9,440	92,038	42,556	—	144,034
Short-term debt	7,000	—	—	—	7,000
Total current liabilities	28,137	134,836	48,539	—	211,512
Long-Term Debt	748,122	—	—	—	748,122
Deferred Income Taxes	(25,898)	68,794	3,856	—	46,752
Other Non-Current Liabilities	4,333	68,725	3,049	—	76,107
Total Shareholders’ Equity	226,198	986,484	615	(987,099)	226,198
Total liabilities and shareholders’ equity	$980,892	$1,258,839	$56,059	$(987,099)	$1,308,691

Deluxe Corporation
Condensed Consolidating Balance Sheet

	December 31, 2009
(in thousands)	Deluxe Corporation	Guarantor subsidiaries	Non- guarantor subsidiaries	Eliminations	Total
ASSETS
Current Assets:
Cash and cash equivalents	$2,725	$497	$9,567	$—	$12,789
Trade accounts receivable, net	—	54,970	10,594	—	65,564
Inventories and supplies	—	19,657	2,465	—	22,122
Deferred income taxes	2,479	7,445	917	—	10,841
Funds held for customers	—	—	26,901	—	26,901
Other current assets	9,673	7,426	4,183	—	21,282
Total current assets	14,877	89,995	54,627	—	159,499
Long-term Investments	36,840	2,360	—	—	39,200
Property, Plant and Equipment, net	3	102,307	19,487	—	121,797
Assets Held for Sale	—	4,527	—	—	4,527
Intangibles, net	—	140,339	5,571	—	145,910
Goodwill	—	656,771	1,895	—	658,666
Investments In Consolidated Subsidiaries	660,949	(2,976)	—	(663,925)	—
Intercompany Receivable (Payable)	165,314	(120,980)	(44,334)	—	—
Other Non-Current Assets	8,069	61,657	11,885	—	81,611
Total assets	$886,052	$939,952	$49,131	$(663,925)	$1,211,210

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$12,739	$41,035	$6,866	$—	$60,640
Accrued liabilities	13,745	110,175	32,488	—	156,408
Short-term debt	26,000	—	—	—	26,000
Total current liabilities	52,484	151,210	39,354	—	243,048
Long-Term Debt	742,753	—	—	—	742,753
Deferred Income Taxes	(33,955)	55,751	3,004	—	24,800
Other Non-Current Liabilities	7,560	72,042	3,797	—	83,399
Total Shareholders’ Equity	117,210	660,949	2,976	(663,925)	117,210
Total liabilities and shareholders’ equity	$886,052	$939,952	$49,131	$(663,925)	$1,211,210

Deluxe Corporation
Condensed Consolidating Statement of Income

	Year Ended December 31, 2010
(in thousands)	Deluxe Corporation	Guarantor subsidiaries	Non- guarantor subsidiaries	Eliminations	Total
Revenue	$9,145	$1,270,480	$270,279	$(147,667)	$1,402,237
Total cost of goods sold	—	454,374	162,473	(128,428)	488,419
Gross Profit	9,145	816,106	107,806	(19,239)	913,818

Selling, general and administrative expense, including net restructuring charges	5,663	551,519	94,331	(19,239)	632,274
Operating Income	3,482	264,587	13,475	—	281,544

Interest expense	(44,061)	(6,365)	(930)	7,191	(44,165)
Other income (expense)	4,992	(58)	827	(7,191)	(1,430)
(Loss) Income Before Income Taxes	(35,587)	258,164	13,372	—	235,949

Income tax (benefit) provision	(16,952)	92,691	6,815	—	82,554
(Loss) Income From Continuing Operations Before Equity In Earnings Of Consolidated Subsidiaries	(18,635)	165,473	6,557	—	153,395

Equity In Earnings Of Consolidated Subsidiaries	171,259	6,557	—	(177,816)	—
Income From Continuing Operations	152,624	172,030	6,557	(177,816)	153,395

Net Loss From Discontinued Operations	—	(771)	—	—	(771)
Net Income	$152,624	$171,259	$6,557	$(177,816)	$152,624

Deluxe Corporation
Condensed Consolidating Statement of Income

	Year Ended December 31, 2009
(in thousands)	Deluxe Corporation	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Total
Revenue	$24,184	$1,209,475	$271,367	$(160,831)	$1,344,195
Total cost of goods sold	—	470,835	167,635	(133,688)	504,782
Gross Profit	24,184	738,640	103,732	(27,143)	839,413

Selling, general and administrative expense, including net restructuring charges	8,816	541,135	101,116	(27,143)	623,924
Asset impairment charges	—	24,900	—	—	24,900
Operating Income	15,368	172,605	2,616	—	190,589

Gain on early debt extinguishment	9,834	—	—	—	9,834
Interest expense	(46,166)	(4,091)	(768)	4,745	(46,280)
Other income	3,398	885	1,340	(4,745)	878
(Loss) Income Before Income Taxes	(17,566)	169,399	3,188	—	155,021

Income tax (benefit) provision	(13,685)	68,203	1,138	—	55,656
(Loss) Income From Continuing Operations Before Equity In Earnings Of Consolidated Subsidiaries	(3,881)	101,196	2,050	—	99,365

Equity In Earnings Of Consolidated Subsidiaries	103,246	2,050	—	(105,296)	—
Income From Continuing Operations	99,365	103,246	2,050	(105,296)	99,365

Net Loss From Discontinued Operations	—	—	—	—	—
Net Income	$99,365	$103,246	$2,050	$(105,296)	$99,365

 Deluxe Corporation
Condensed Consolidating Statement of Income

	Year Ended December 31, 2008
(in thousands)	Deluxe Corporation	Guarantor subsidiaries	Non- guarantor subsidiaries	Eliminations	Total
Revenue	$13,755	$1,279,163	$348,571	$(172,827)	$1,468,662
Total cost of goods sold	—	502,606	218,725	(154,818)	566,513
Gross Profit	13,755	776,557	129,846	(18,009)	902,149

Selling, general and administrative expense, including net restructuring charges	(2,556)	578,681	126,275	(18,009)	684,391
Asset impairment charges	—	9,555	387	—	9,942
Net gain on sale of facility	—	(1,418)	—	—	(1,418)
Operating Income	16,311	189,739	3,184	—	209,234

Interest expense	(50,019)	(23,833)	(4,173)	27,604	(50,421)
Other income (expense)	17,493	12,692	(1,218)	(27,604)	1,363
(Loss) Income Before Income Taxes	(16,215)	178,598	(2,207)	—	160,176

Income tax (benefit) provision	(12,820)	67,836	(712)	—	54,304
(Loss) Income From Continuing Operations Before Equity In Earnings Of Consolidated Subsidiaries	(3,395)	110,762	(1,495)	—	105,872

Equity In Earnings Of Consolidated Subsidiaries	105,029	(1,448)	—	(103,581)	—
Income (Loss) From Continuing Operations	101,634	109,314	(1,495)	(103,581)	105,872

Net Loss From Discontinued Operations	—	(4,238)	—	—	(4,238)
Net Income (Loss)	$101,634	$105,076	$(1,495)	$(103,581)	$101,634

Deluxe Corporation
Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2010
(in thousands)	Deluxe Corporation	Guarantor subsidiaries	Non- guarantor subsidiaries	Total
Net Cash (Used) Provided By Operating Activities of Continuing Operations	$(16,786)	$224,279	$5,122	$212,615

Cash Flows From Investing Activities:
Purchases of capital assets	—	(43,005)	(927)	(43,932)
Payments for acquisitions, net of cash acquired	—	(98,621)	—	(98,621)
Purchases of customer lists	—	(70)	(195)	(265)
Purchases of marketable securities	—	—	(14)	(14)
Proceeds from sales of marketable securities	—	—	1,970	1,970
Proceeds from life insurance policies	5,782	361	—	6,143
Other	(1,410)	(41)	—	(1,451)
Net cash provided (used) by investing activities of continuing operations	4,372	(141,376)	834	(136,170)

Cash Flows From Financing Activities:
Net payments on short-term debt	(19,000)	—	—	(19,000)
Payments for debt issue costs, credit facility	(2,361)	—	—	(2,361)
Change in book overdrafts	(1,090)	397	—	(693)
Proceeds from issuing shares under employee plans	3,267	—	—	3,267
Excess tax benefit from share-based employee awards	680	—	—	680
Payments for common shares repurchased	(2,999)	—	—	(2,999)
Cash dividends paid to shareholders	(51,435)	—	—	(51,435)
Advances from (to) consolidated subsidiaries	85,824	(83,114)	(2,710)	—
Net cash provided (used) by financing activities of continuing operations	12,886	(82,717)	(2,710)	(72,541)

Effect Of Exchange Rate Change on Cash	—	—	690	690

Net Change In Cash And Cash Equivalents	472	186	3,936	4,594
Cash And Cash Equivalents: Beginning Of Year	2,725	497	9,567	12,789
Cash And Cash Equivalents: End Of Year	$3,197	$683	$13,503	$17,383

Deluxe Corporation
Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2009
(in thousands)	Deluxe Corporation	Guarantor subsidiaries	Non- guarantor subsidiaries	Total
Net Cash (Used) Provided By Operating Activities of Continuing Operations	$(9,287)	$217,167	$(1,442)	$206,438

Cash Flows From Investing Activities:
Purchases of capital assets	—	(41,777)	(2,489)	(44,266)
Payments for acquisitions, net of cash acquired	—	(30,825)	—	(30,825)
Purchases of customer lists	—	(1,639)	—	(1,639)
Purchases of marketable securities	—	—	(4,581)	(4,581)
Proceeds from sales of marketable securities	—	—	914	914
Other	(1,234)	(157)	—	(1,391)
Net cash used by investing activities of continuing operations	(1,234)	(74,398)	(6,156)	(81,788)

Cash Flows From Financing Activities:
Net payments on short-term debt	(52,000)	—	—	(52,000)
Payments on long-term debt	(21,187)	(1,440)	—	(22,627)
Change in book overdrafts	(3,457)	97	—	(3,360)
Proceeds from issuing shares under employee plans	1,972	—	—	1,972
Excess tax benefit from share-based employee awards	68	—	—	68
Payments for common shares repurchased	(1,319)	—	—	(1,319)
Cash dividends paid to shareholders	(51,279)	—	—	(51,279)
Advances from (to) consolidated subsidiaries	136,956	(140,965)	4,009	—
Net cash provided (used) by financing activities of continuing operations	9,754	(142,308)	4,009	(128,545)

Effect Of Exchange Rate Change on Cash	—	—	1,594	1,594
Cash Used By Operating Activities Of Discontinued Operations	—	(470)	—	(470)
Cash Used By Investing Activities Of Discontinued Operations	—	(30)	—	(30)

Net Change In Cash And Cash Equivalents	(767)	(39)	(1,995)	(2,801)
Cash And Cash Equivalents: Beginning Of Year	3,492	536	11,562	15,590
Cash And Cash Equivalents: End Of Year	$2,725	$497	$9,567	$12,789

Deluxe Corporation
Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2008
(in thousands)	Deluxe Corporation	Guarantor subsidiaries	Non-guarantor subsidiaries	Total
Net Cash (Used) Provided By Operating Activities of Continuing Operations	$(8,629)	$209,454	$(2,338)	$198,487

Cash Flows From Investing Activities:
Purchases of capital assets	—	(29,203)	(2,662)	(31,865)
Payments for acquisitions, net of cash acquired	—	(103,120)	(1,759)	(104,879)
Purchases of customer lists	—	(3,637)	—	(3,637)
Proceeds from sale of facility	—	4,181	—	4,181
Other	294	133	—	427
Net cash provided (used) by investing activities of continuing operations	294	(131,646)	(4,421)	(135,773)

Cash Flows From Financing Activities:
Net proceeds from short-term debt	10,800	—	—	10,800
Payments on long-term debt	—	(1,755)	—	(1,755)
Change in book overdrafts	(6,563)	193	—	(6,370)
Proceeds from issuing shares under employee plans	2,801	—	—	2,801
Excess tax benefit from share-based employee awards	112	—	—	112
Payments for common shares repurchased	(21,847)	—	—	(21,847)
Cash dividends paid to shareholders	(51,422)	—	—	(51,422)
Advances from (to) consolidated subsidiaries	70,027	(76,705)	6,678	—
Net cash provided (used) by financing activities of continuing operations	3,908	(78,267)	6,678	(67,681)

Effect Of Exchange Rate Change on Cash	—	—	(2,053)	(2,053)
Cash Provided By Operating Activities Of Discontinued Operations	—	995	—	995

Net Change In Cash And Cash Equivalents	(4,427)	536	(2,134)	(6,025)
Cash And Cash Equivalents: Beginning Of Year	7,919	—	13,696	21,615
Cash And Cash Equivalents: End Of Year	$3,492	$536	$11,562	$15,590
reduction in income tax expense for discrete items, primarily the settlement of a state income tax audit and a number of statute expirations.

DELUXE CORPORATION

SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)
(in thousands, except per share amounts)

	2010 Quarter Ended
	March 31(1)	June 30(2)	September 30(3)	December 31(4)
Revenue	$335,120	$347,996	$367,633	$351,488
Gross profit	216,757	226,056	246,200	224,805
Net income	33,384	33,614	50,800	34,826
Earnings per share:
Basic	0.65	0.65	0.99	0.68
Diluted	0.65	0.65	0.98	0.68
Cash dividends per share	0.25	0.25	0.25	0.25

	2009 Quarter Ended
	March 31(5)	June 30	September 30(6)	December 31(7)
Revenue	$339,520	$332,069	$332,297	$340,309
Gross profit	210,261	205,105	210,386	213,661
Net income	12,504	27,776	28,555	30,530
Earnings per share:
Basic	0.24	0.54	0.56	0.60
Diluted	0.24	0.54	0.56	0.59
Cash dividends per share	0.25	0.25	0.25	0.25

(1) 2010 first quarter results include tax expense of $3.7 million for discrete items, primarily the impact of recent health care legislation on deferred income taxes.

(2) 2010 second quarter results include net pre-tax restructuring charges of $2.1 million related to our cost reduction initiatives. Results also include a $1.4 million reduction in income tax expense for discrete items, primarily reductions in accruals for uncertain tax positions.

(3) 2010 third quarter results include a $1.5 million reduction in income tax expense for discrete items, primarily adjustments to accruals for uncertain tax positions.

(4) 2010 fourth quarter results include net pre-tax restructuring charges of $7.8 million related to our cost reduction initiatives.

(5) 2009 first quarter results include pre-tax asset impairment charges of $24.9 million related to goodwill and a trade name in our Small Business Services segment. Results also include tax expense of $3.5 million for discrete items, primarily the non-deductible portion of the asset impairment charges.

(6) 2009 third quarter results include net pre-tax restructuring charges of $2.2 million related to our cost reduction initiatives.

(7) 2009 fourth quarter results include net pre-tax restructuring charges of $12.0 million related to our cost reduction initiatives. Results also include a $1.6 million reduction in income tax expense for discrete items, primarily the settlement of a state income tax audit and a number of statute expirations.